UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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INTERSIL CORPORATION
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DEAR FELLOW SHAREHOLDER:

You are cordially invited to attend the Annual Meeting of Shareholders (“Annual Meeting”) of Intersil Corporation (“Intersil” which may also be referred to as “we,” “us,” or “our”), to be held at our corporate headquarters located at 1001 Murphy Ranch Road, Milpitas, CA 95035 on April 24, 2015 at 8:00 a.m. Pacific Time. At this meeting you will be asked to vote on three proposals recommended unanimously by our Board of Directors. The proposals to be voted on at the meeting are listed in the “Notice of Annual Meeting of Shareholders”.

We provide access to our proxy materials over the Internet, which we believe expedites delivery of proxy materials, lowers the costs associated with our Annual Meeting and helps conserve natural resources. The Notice of Availability of Proxy Materials contains instructions on how to access this Proxy Statement and the 2014 Annual Report on Form 10-K (“2014 Annual Report”) and vote online. We also encourage you to read our 2014 Annual Report, which includes our audited financial statements and provides information about our business and products. The Notice of Availability of Proxy Materials also provides instructions on how to receive a paper copy of this Proxy Statement and the 2014 Annual Report.

Your vote is important. Please review the instructions described in this Proxy Statement as well as in the Notice of Availability of Proxy Materials.

We look forward to seeing you at the Annual Meeting and appreciate your support and continued interest in Intersil Corporation.

Dr. Necip Sayiner	Milpitas, California
President, Chief Executive Officer and Director	March 5, 2015

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Friday, April 24, 2015
Time:	8:00 a.m. Pacific Time
Place:	Intersil Corporation’s Headquarters, 1001 Murphy Ranch Road, Milpitas, California 95035

Purpose of the Meeting:

1.	To elect eight directors to serve on our Board of Directors until the next Annual Meeting, or until their successors are duly elected and qualified;
2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm; and
3.	To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers (“NEOs”).

Shareholders will also act on any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

The items of business are more fully described in the Proxy Statement accompanying this Notice. Whether or not you plan to attend the Annual Meeting, please cast your vote as instructed in the Notice of Availability of Proxy Materials.

You are entitled to vote if you were a shareholder at the close of business on Wednesday, February 25, 2015.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. If you do not plan on attending the Annual Meeting, you may vote your shares over the Internet, by telephone, or by requesting and mailing a proxy card. Please review the instructions on the Notice of Availability of Proxy Materials concerning each of these voting options in detail.

Should you receive more than one Notice of Availability of Proxy Materials, please be sure to vote each in response to every proposal so that all your shares will be voted. If your shares are held of record by a broker, bank, or other nominee, you will not be able to vote in person at the Annual Meeting unless you first obtain a ballot issued in your name from the record holder, which you may receive by declaring your intention to vote in person on the website designated in the Notice of Internet Availability of Proxy Materials. Your proxy will not be used if you revoke it either before or at the Annual Meeting.

By Order of the Board of Directors,

Thomas C. Tokos	Milpitas, California
Senior Vice President, General Counsel and Secretary	March 5, 2015

Admittance to the Annual Meeting will be limited to shareholders eligible to vote or their authorized representative(s). Beneficial owners holding shares through an intermediary such as a bank or broker will be admitted only upon proof of ownership.

INTERSIL CORPORATION

1001 MURPHY RANCH ROAD

MILPITAS, CA 95035

PROXY STATEMENT

The proxy materials, including this Proxy Statement, proxy card or voting instruction card and our Annual Report will be made available on or about March 13, 2015 to owners of shares of Intersil Corporation Class A Common Stock. This Proxy Statement contains information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. The Board of Directors encourages you to read this document thoroughly and take the opportunity to vote on these matters.

The enclosed proxy is being solicited upon the order of the Board of Directors (the “Board”) and we will incur costs in conjunction with such solicitation. Such costs include the charges of brokerage houses and their custodians, nominees or fiduciaries for forwarding documents to shareholders. In addition, certain of our officers, directors and regular employees, may solicit proxies by mail, in person, by telephone or fax.

VOTING PROCEDURES

Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. Most shareholders have a choice of voting by the Internet, a toll-free telephone number or requesting and completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your Notice of Availability of Proxy Materials to see which options are available to you. Proxies submitted by telephone or online must be received by 12:00 midnight, EDT, on Thursday, April 23, 2015.

You may revoke your proxy at any time before it is voted at the Annual Meeting by (a) giving written notice to our Secretary, (b) submitting a proxy bearing a later date, or (c) casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If you submit a proxy without providing directions, your shares will be voted by the individuals named on your proxy card as recommended by our Board. If you wish to give a proxy to someone other than those named on the proxy card, cross out those names and insert the name(s) of the person(s), not more than three, to whom you wish to give your proxy.

Who can vote? Shareholders of record as of the close of business on February 25, 2015  are entitled to vote. On that day, 130,565,321 shares of Class A Common Stock were outstanding and eligible to vote. A list of shareholders eligible to vote will be available at our headquarters, located at 1001 Murphy Ranch Road, Milpitas, CA, 95035, beginning April 10, 2015.  Shareholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

How does the Board recommend I vote? The Board recommends a vote “FOR” each Board nominee (Item 1), “FOR” the ratification of the Board of Directors’ appointment of KPMG LLP as our independent registered public accountants for the upcoming year (Item 2), and “FOR” approval of the compensation of our NEOs (Item 3).

What shares are included in the proxy card? The proxy card represents all the shares of voting stock registered to your account. Each share is entitled to one vote on each matter presented other than in the election of Directors. Our Amended and Restated Certificate of Incorporation provides for cumulative voting for Directors. With cumulative voting, at each election of Directors, each holder of Class A Common Stock is entitled to votes equal to the number of shares they hold multiplied by the number of Directors to be elected. The holder may cast all of their votes for a single candidate or may distribute them among any number of candidates.

How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum has been reached. The affirmative vote of a majority of eligible shares present, in person or by proxy, at the Annual Meeting, and actually cast, is required to approve all matters. When nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners, the nominees may vote those shares only on routine matters such as the ratification of the appointment of independent accountants. On all non-routine matters, such as the election of Directors, nominees who have not received instructions from beneficial owners cannot vote and there is a so-called “broker non-vote” on that matter. Broker non-votes and abstentions are not counted in tabulations of the votes cast by shareholders and will have no effect in determining whether there has been an affirmative majority vote on a particular matter.

Who will count the vote? Broadridge Financial Solutions, Inc. will tally the vote, which will be certified by the Inspector of Elections.

Is my vote confidential? Proxies, ballots and voting tabulations are available for examination only by the Inspector of Elections and tabulators. Your vote will not be disclosed to the Board or to our management other than the Inspector of Elections and except as may be required by law.

CORPORATE GOVERNANCE

In accordance with Delaware General Corporation Law and our Amended and Restated Certificate of Incorporation and Restated Bylaws, our business, property and affairs are managed under the direction of the Board. The Board has responsibility for reviewing our overall performance rather than day-to-day operations. Its primary responsibility is to oversee the actions of our management, and in so doing, serve the best interests of Intersil and its shareholders. The Board selects and provides for the succession of executive officers, and subject to recommendations by the Nominating and Governance Committee, nominates individuals to serve as directors upon election at our Annual Meeting or to fill any vacancies on the Board. The Board reviews corporate objectives and strategies, and evaluates and approves significant policies and proposed major commitments of corporate resources. The Board participates in decisions that could have a significant economic impact on Intersil. Management keeps the Directors informed of corporate activities through regular written reports and presentations at Board and committee meetings.

The Board believes that good corporate governance practices are essential to fostering good shareholder relations and creating shareholder value. We continually review our governance practices to ensure their relevance and appropriateness for Intersil and all of our shareholders. The Board’s Corporate Governance Guidelines (which includes director independence criteria), the charters of each of the Board’s committees, our Code of Corporate Conduct, and our Code of Ethics for Our Chief Executive Officer and Senior Financial Officers are available on the Investor Relations pages of our website at www.intersil.com. Shareholders may request copies of these documents free of charge by writing to Intersil Corporation, 1001 Murphy Ranch Road, Milpitas, CA 95035, Attn: Investor Relations.

Board Leadership Structure. The roles of our Chief Executive Officer (“CEO”) and Chairman of the Board are separate in recognition of the differences between the two roles. The CEO provides the strategic direction and the day-to-day leadership and performance, while the Chairman of the Board is an independent director with well-defined roles and responsibilities. This leadership structure is appropriate given that, among other things, the Chairman provides guidance to the CEO, presides over Board meetings and executive sessions, which take place at each regularly scheduled Board meeting, acts as the liaison between the independent directors and the CEO, and facilitates full and open discussion among management and the independent directors. We believe that this structure allows the Board to fulfill its duties effectively and efficiently.

Members of the Board and its Committees. The table below provides a list of our Directors as well as the Committee(s) on which they served in 2014.  Each of the incumbent Directors attended at least 80% of the total number of Board and Committee meetings on which they served. It has been determined that, other than Dr. Sayiner, all of the Directors listed below are currently independent under the listing standards of The NASDAQ Stock Market.

Directors	Audit Committee	Compensation Committee	Nominating and Governance Committee
Robert W. Conn	Robert W. Conn	James V. Diller	James V. Diller
James V. Diller	Sohail Khan[3]	Gary E. Gist[2]	Mercedes Johnson[1], [8]
Gary E. Gist[2]	Donald Macleod[6]	Gregory Lang[7]	Gregory Lang
Mercedes Johnson	Jan Peeters[1]	Donald Macleod	Donald Macleod[6]
Sohail Khan[3]	Robert N. Pokelwaldt[5]	Forrest E. Norrod[4]	Forrest E. Norrod[4]
Gregory Lang		James A. Urry[1]	Jan Peeters
Donald Macleod (Chairman)			Robert N. Pokelwaldt[5]
Forrest E. Norrod[4]			James A. Urry
Jan Peeters
Robert N. Pokelwaldt[5]
Necip Sayiner
James A. Urry
Five Board of Director meetings were held in 2014; five actions were taken by unanimous written consent	Eight Audit Committee meetings were held in 2014; no actions were taken by unanimous written consent	Five Compensation Committee meetings were held in 2014; five actions were taken by unanimous written consent	Four meetings were held by the Nominating and Governance Committee in 2014; no actions were taken by unanimous written consent

[1]	Chair of the Committee.
[2]	Mr. Gist retired from the Board as of May 6, 2014 (the date of our 2014 Annual Meeting) and is no longer a member of the Board of Directors or any of its Committees.
[3]	Mr. Khan joined our Board on October 27, 2014. He was appointed a member of the Audit Committee on November 4, 2014.
[4]	Mr. Norrod joined our Board on October 27, 2014. He was appointed a member of both the Compensation Committee and the Nominating and Governance Committee on November 4, 2014.
[5]	Mr. Pokelwaldt retired from the Board as of May 6, 2014 (the date of our 2014 Annual Meeting) and is no longer a member of the Board of Directors or any of its Committees.
[6]	Mr. Macleod was appointed a member of the Audit Committee on May 6, 2014. He was a member of the Nominating and Governance Committee through May 6, 2014.
[7]	Mr. Lang was appointed a member of the Compensation Committee on November 4, 2014.
[8]	Ms. Johnson was appointed Chair of the Nominating and Governance Committee on May 6, 2014.

Directors Attendance at the Annual Meeting. We strongly encourage each of our Directors to attend the Annual Meeting. Last year, each of the incumbent Directors attended the Annual Meeting.

Committees of the Board. The Board has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The charter of each committee is available under “Corporate Governance” on the Investor Relations section of our website at www.intersil.com.

Audit Committee—maintains the sole responsibility to appoint, approve engagements of, and oversee the independence and performance of our independent accountants. In addition, the Audit Committee oversees the integrity of our financial reporting and compliance with laws and regulations related to our financial reporting. They also have the responsibility to establish procedures for the receipt and treatment of complaints regarding our financial reporting, internal accounting controls or other related auditing matters. The Audit Committee has the authority to engage counsel and other advisors to assist in carrying out its responsibilities. Mr.  Peeters qualifies as a “financial expert” according to applicable securities laws and SEC regulations, and he has been designated by the Board as the financial expert.

Compensation Committee—reviews and approves the compensation of executive officers and certain other highly compensated individuals. In addition, the Compensation Committee administers certain benefit plans and makes recommendations to the Board regarding compensation of Board members. It also has the authority to administer, grant and issue awards under our equity compensation plan. Pursuant to its Charter, the Compensation Committee has delegated authority to a subcommittee, composed of at least two directors, to grant equity awards to executives and establish, administer, and certify the attainment of, performance goals associated with performance-based compensation paid to executives. (the “Subcommittee”).  The Subcommittee consists solely of directors who qualify as “outside directors” within the meaning of the Treasury Regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  The Board has determined that, other than Mr. Diller, who once served as CEO of Elantec Semiconductor, Inc., now a wholly-owned subsidiary of Intersil, and formerly served as Interim CEO of Intersil, each member of the Compensation Committee qualifies as an “outside director.”

Nominating and Governance Committee—identifies, reviews, evaluates and recommends potential candidates to serve on the Board, as Chairman and as members of committees. In addition, the Nominating and Governance Committee serves as a focal point for communication between such candidates, our Directors who are not members of the Nominating and Governance Committee, and our management. They also monitor, evaluate and recommend corporate governance guidelines.

The Board’s Role in Risk Oversight. The Board’s role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to Intersil, including operational, financial, legal, regulatory, and strategic risks. The Audit Committee of the Board regularly reviews areas of material risk through an ongoing process of Enterprise Risk Management (“ERM”) to understand company-wide risk identification, risk management and risk mitigation strategies. The ERM process reviews areas of material risk at least annually and such reviews are discussed with the Audit Committee on a regular basis. The Chairman of the Audit Committee reports on the discussion during the next full Board meeting. The Board provides management guidance through the ERM process. This process enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. We believe that the practices described above combined with our current leadership structure facilitate effective Board oversight of our significant risks.

Shareholder Communications. Parties interested in communicating directly with any of the individual Directors, or the Board as a group, may do so by writing to Investor Relations via e-mail at investor@intersil.com, or by mail to Intersil Corporation, 1001 Murphy Ranch Road, Milpitas, California 95035. Our policy is to deliver such communications directly to the Board.

Directors’ Compensation and Related Party Transactions.  At the recommendation of the Compensation Committee, effective January 1, 2014, our Board implemented the following annual cash compensation for our non-employee directors which is payable in quarterly installments:

	Annual Cash Compensation
	Chair	Members
Board Members	$80,000	$50,000
Audit Committee	$20,000	$10,000
Compensation Committee	$15,000	$7,500
Nominating and Governance Committee	$10,000	$5,000

In addition to the above, committee meeting fees of $1,000 per meeting may be paid for Board member attendance at committee meetings where the Committee Chair invites a non-committee Board member to attend a committee meeting and the Committee Chair determines that a meeting fee will be paid.

Director compensation is generally reviewed annually. In order to enhance the alignment of interests between Directors and shareholders, Directors are required to own a certain minimum dollar value of Intersil common stock. At the recommendation of the Compensation Committee, effective January 1, 2014, our Board implemented a common stock ownership requirement for non-employee directors in an amount equal to three times the value of the annual cash retainer (currently $150,000), which must be attained by the fifth anniversary of the date of the Director’s initial election to the Board.

Effective January 1, 2014, non-employee directors also receive equity compensation as follows:

Annual Grants	Initial Grants for Newly-Elected Directors

Deferred stock units equal in value to $120,000, determined by using the closing share price of Intersil’s common stock on The NASDAQ Stock Market, on the date of grant.  These deferred stock units will generally become vested one year from the date of grant.

1. Deferred stock units equal in value to $75,000, determined by using the closing share price of Intersil’s common stock on The NASDAQ Stock Market, on the date of grant.  These deferred stock units will vest at a rate of 33-1/3% per year.

2. Options to purchase Intersil’s common stock equal in value to $75,000, determined by using a generally accepted method of option valuation, on the date of grant. These stock options will vest at a rate of 33-1/3% per year.

3. Deferred stock units in an amount equal to the Annual Grant, pro-rated for time served as a director during the year of election, with vesting occurring the day prior to the next Annual Meeting.

Directors are reimbursed for travel expenses incurred while attending Board and committee meetings. Non-employee directors do not participate in any cash incentive plans, or participate in any pension plan or deferred compensation plan. Related party transactions, if any, are reviewed by the Audit Committee. There were no related party transactions during fiscal year 2014.

Compensation Committee Interlocks and Insider Participation. During fiscal year 2014, no member of the Compensation Committee while serving as such was an officer or employee of Intersil, or any of its subsidiaries, or was formerly an officer of Intersil or any of its subsidiaries, other than Mr. Diller, who was formerly the CEO of Elantec Semiconductor, Inc., an Intersil subsidiary and formerly the Interim CEO of Intersil.  No member of the Compensation Committee had any relationship requiring disclosure under any paragraph of Item 404 or Item 402(j)(3) of Regulation S-K.

Submission of Director Nominations. The Nominating and Governance Committee will consider director nominees submitted by shareholders in accordance with the procedures set forth in our Restated Bylaws. Those procedures require a shareholder to deliver notice to our Secretary or Assistant Secretary at our principal executive offices. Delivery generally must be not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders. If the date of the Annual Meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the shareholder must be delivered between 90 and 120 days prior to the Annual Meeting or, if the first public announcement of the date of the Annual Meeting is less than 100 days prior to the Annual Meeting, the 10th day following the public announcement.

Such notice must be in writing and must include:

(i)	the name and address of the nominating shareholder, as they appear in shareholder listings,
(ii)	the class and number of shares of Intersil stock which are owned beneficially and of record by the nominating shareholder,
(iii)	the nominee’s written consent to being listed in the proxy statement as a nominee and to serving as a director if elected, and
(iv)

any information regarding the nominee that is required under Regulation 14A of the Exchange Act to be included in a proxy statement relating to the election of Directors. Candidates recommended by the shareholders are evaluated on the same basis as other candidates (other than Directors standing for re-election) recommended by our Directors, officers, third party search firms or other sources,

(v)

as to the shareholder giving the notice and any beneficial owner on whose behalf the nomination is made, a description of any proxy, contract, agreement, arrangement or understanding between or among such shareholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons in connection with the proposal of such nomination, (I) a description of any agreement, arrangement or understanding (including any derivative or short positions, profits interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefits of share price changes for, or increase or decrease the voting power of, such shareholder or any such beneficial owners with respect to Intersil’s securities, (II) a representation that the shareholder is a holder of record of our stock and entitled to vote at such meeting to bring such nomination before the meeting and (III) a representation as to whether such shareholder or any such beneficial owner intends or is part of a group that intends to (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of our outstanding capital stock required to elect each such nominee and/or (y) otherwise to solicit proxies from shareholders in support of such a proposal.  Such information shall be supplemented by such shareholder and any such beneficial owner promptly, and in no event later than three (3) business days following any change to the information required under such clauses.

Criteria and Diversity. Among the minimum qualifications, skills, and attributes that the Nominating and Governance Committee looks for in nominees are the following:

(a)	integrity, competence, and judgment essential to effective decision-making,
(b)	ability and willingness to commit the necessary time and energy to prepare for, attend, and participate in meetings of the Board and one or more of its standing committees,
(c)	freedom from other outside involvements that would materially interfere with the individual’s responsibilities as a director,
(d)	background and experience that complements or supplements the background and experience of other Board members,
(e)	freedom from interests that would present the appearance of being adverse to, or in conflict with, the interests of Intersil, and
(f)

a proven record of accomplishment through demonstrated leadership in business, education, government service, finance, manufacturing or other relevant experiences that would tend to enhance Board effectiveness.

The evaluation process may include a comprehensive background and reference check, a series of personal interviews with members of the Board and the Nominating and Governance Committee, and a thorough review by the Committee of the nominee’s qualifications and other relevant characteristics, taking into consideration the criteria set forth above. In addition, the Nominating and Governance Committee considers gender, cultural and geographical diversity in the director identification and nomination process as described in our Corporate Governance Guidelines. If the Committee determines that a candidate should be nominated for election to the Board, it will present its findings and recommendation to the full Board for approval.

Majority Voting for Directors. In February 2012, our Board amended our Bylaws to provide for a majority voting standard for the election of our directors in uncontested elections. Previously, our Bylaws were silent as to the voting standard for directors, and directors were elected using a plurality standard set forth in the Delaware General Corporation Law. In contested director elections, the plurality standard will apply, which means the nominees receiving the greatest numbers of votes will be elected to serve as directors. To be elected in an uncontested election, the votes “for” a director must exceed the votes “against” the director. Abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director is not elected and no successor has been elected at the meeting, he or she will promptly tender his or her conditional resignation following certification of the vote. The Nominating and Governance Committee will consider the resignation offer and recommend to the Board whether to accept such offer. The Board will act on the recommendation within 90 days following receipt of the tender. After coming to a decision, the Board will publicly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the offer, if applicable). If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until a successor has been elected and qualified or until his or her earlier resignation, removal or death. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board. The election of directors at the Annual Meeting is an uncontested election and thus the majority voting standard applies.

ELECTION OF DIRECTORS

ITEM 1 ON PROXY BALLOT

Directors are elected at each Annual Meeting and hold office until the election held at the following Annual Meeting. A majority of the votes of eligible shares present in person or by proxy and actually cast is required for the election of directors. Our Amended and Restated Certificate of Incorporation provides for a Board of not fewer than five and not more than eleven members. The Board currently consists of ten Directors, but will be reduced to eight Directors effective as of the election of Directors at this Annual Meeting.

Director candidates are nominated by the Board upon the recommendation of the Nominating and Governance Committee. The Nominating and Governance Committee has recommended the eight nominees below, each of whom is currently a Director. Shareholders are also entitled to submit the names of director candidates for consideration by the Nominating and Governance Committee in accordance with the procedures set forth in our Restated Bylaws and summarized under the heading “Corporate Governance—Submission of Director Nominations.”

The person named on the form of proxy will vote the shares “FOR” the nominees, unless you instruct otherwise. Each nominee has consented to stand for election. In the event that one or more of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for the remaining nominees and any substitute nominee(s) designated by the Board. Shareholders may cumulate their votes for Directors, and the Director elections are then determined by a majority of the votes cast.

Director Qualifications

Our Director nominees have a reputation for integrity, honesty and adherence to high ethical standards. Each Director has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of services to Intersil and our Board. Finally, we value their significant experience on other boards of directors.

The following biographies provide a brief description of each nominee’s age, principal occupation and business experience, (as of February 25, 2015) and Directorships held in other corporations.

Nominees	Positions and Offices Held with Intersil
Donald Macleod	Chairman of the Board
Mercedes Johnson	Director
Sohail Khan	Director
Gregory Lang	Director
Forrest E. Norrod	Director
Jan Peeters	Director
James A. Urry	Director
Necip Sayiner	President, CEO and Director

BUSINESS EXPERIENCE OF DIRECTORS

Donald Macleod, Chairman of the Board.  Mr. Macleod, age 66, has been Chairman of the Board since December 2012.  Mr. Macleod joined our Board as a Director on September 4, 2012.  Mr. Macleod served as President and CEO of National Semiconductor Corporation, an analog semiconductor company, from November 2009 to September 2011, when National Semiconductor was acquired by Texas Instruments Incorporated.  Mr. Macleod joined National Semiconductor in 1978 and served in a variety of executive positions prior to becoming CEO, including Chief Operating Officer and CFO.  He served as the Chairman of the Board of National Semiconductor from May 2010 to September 2011.  Mr. Macleod currently serves on the Board of Directors of Avago Technologies Limited, a global manufacturer of optoelectronics and analog interface components, a position he has held since November 2007.  In February 2014, Mr. Macleod was appointed to the Board of Directors of Knowles Corporation, a global supplier of advanced micro-acoustic, specialty components, and human interface solutions for the mobile communications, consumer electronics, medical technology, military/space and other industrial end markets.    In addition, Mr. Macleod also serves on the Board of Directors of two privately-held companies.  Mr. Macleod’s qualifications to serve as a Director include his more than 30 years of experience in senior management and executive positions in the semiconductor industry (both in Europe and the United States), his experience as a financial executive at a semiconductor company and as a board member of publicly-traded semiconductor companies.

Mercedes Johnson, Director. Ms. Johnson, age 61, has been a Director since August 2005. From April 1, 2013 through September 22, 2013 she served as the Interim CFO of Intersil. Ms. Johnson was previously the Senior Vice President of Finance and Chief Financial Officer (“CFO”) at Avago Technologies from December 2005 until her retirement in August 2008. Prior to her employment with Avago, Ms. Johnson worked for Lam Research Corporation, serving as its Senior Vice President of Finance from June 2004 to January 2005, and as its CFO from April 1997 to May 2004. Ms. Johnson has served as a member of the Board of Directors of Micron Technology, Inc. since June 2005, Juniper Networks since May 2011 and Teradyne, Inc. since July 2014. She also served on the Board of Directors for Storage Technology Corporation from January 2004 until its sale in August 2005. Ms. Johnson’s qualifications to serve as a Director include her experience as a senior financial executive at semiconductor and semiconductor equipment companies, and as a board member of publicly-traded semiconductor companies.

Sohail Khan, Director.  Mr. Khan, age 60, has been a Director since October 2014. He was most recently the President and CEO of Lilliputian Systems, a solid oxide fuel cell company. From 2007 to 2011, he served as president and CEO of SiGe Semiconductor where he refocused the company on specific core markets, and secured the top market share position in the highly competitive WiFi segment. In 2011, Mr. Khan oversaw the acquisition and integration of SiGe Semiconductor by Skyworks Solutions. Mr. Khan has also held several senior executive positions at Agere Systems and Lucent Technologies. Mr. Khan has served as a member of the Board of Directors of LightPath Technologies since February 2005.  Mr. Khan’s qualifications to serve as a Director include his experience in senior management and executive positions in the semiconductor and technology industries,

Gregory Lang, Director. Mr. Lang, age 51, has been a Director since February 2006. Mr. Lang has served as President, CEO and Director of PMC-Sierra, Inc., a company that engages in the design, development, market and support of semiconductor solutions for storage, mobile and optical networks, since May 2008. In March 2008, Mr. Lang resigned his position as President, CEO and Director of Integrated Device Technology Inc. (“IDT”). Mr. Lang joined IDT as President in October 2001, was appointed CEO in January 2003 and elected to the IDT Board of Directors in September 2003. Prior to joining IDT, Mr. Lang held the position of Vice President and General Manager of Intel’s platform networking group. Previously he managed Intel’s Ethernet, storage I/O processing, home networking and broadband businesses. Mr. Lang’s qualifications to serve as a Director include his more than 25 years of experience in the semiconductor industry in positions including CEO, President and Vice President and General Manager.

Forrest E. Norrod, Director.  Mr. Norrod, age 49, has been a Director at Intersil since October 2014. He also serves as Senior Vice President and General Manager of the Enterprise, Embedded and Semi-Custom (EESC) Business Group at AMD since October 2014. From 2009 to 2014 he served as Vice President and General Manager of Dell’s server business, driving the business to market share leadership in several key geographies and markets while delivering consistent revenue and profitability growth. Prior to Dell, Mr. Norrod worked at Cyrix Corporation and National Semiconductor leading the integrated x86 CPU businesses supporting the PC and computer industries.  Mr. Norrod’s qualifications to serve as a Director include his more than 25 years of technology industry experience across a number of engineering and business management roles at both the chip and system level.

Jan Peeters, Director. Mr. Peeters, age 63, has been a Director since April 2000. Mr. Peeters is Chairman and CEO of Olameter Inc., a meter asset and data management company, which he formed in 1998. He presently serves, since 2004, as Chairman of the Board of Cogeco Inc. and Cogeco Cable Inc., publicly-traded Canadian companies in the areas of broadcasting and cable. In addition, Mr. Peeters serves as Chairman, since 2009, on the Board of GFFI, a small-cap financing company. Mr. Peeters served as Chairman on the Board of iNovia Capital, a venture capital company from 1999 to 2011. He also served as Governor of McGill University from 1999 to 2009 and he served on the Board of Directors of Call-Net, a publicly-traded Canadian telecommunications company, from 1999 to 2002. He was previously founder, vice-chairman, president and CEO of Fonorola Inc., a facilities-based long-distance telephone company from 1988 to 1998, at which time it was acquired by Call-Net Enterprises Inc. Mr. Peeters’ qualifications to serve as a Director include his senior executive experience at public and private companies in positions such as Chairman, Director and CEO.

James A. Urry, Director. Mr. Urry, age 61, has been a Director since our inception in August 1999. Mr. Urry has served as Senior Advisor at Augusta Columbia Capital Group LLC since May 2011. Prior to this, Mr. Urry was a Partner at Court Square Capital Partners, a private equity firm from July 2007 to May 2011. Court Square Capital Partners was established as a result of a spin-off from Citigroup Venture Capital Ltd. in 2007. Previous to this, Mr. Urry was a Partner at Citigroup Venture Capital Ltd. from 1989 to June 2007.  In February 2013, Mr. Urry was appointed to the Board of Directors of Kofax Limited, a provider of software and applications that simplify information-intensive customer interactions.  Mr. Urry served on the Board of Directors of Lyris, Inc. from June 2007 to August 2011 He also served as a Director of AMI Semiconductor prior to the merger of AMI and ON Semiconductor on March 12, 2008. Mr. Urry’s qualifications to serve as a Director include his experience as a senior executive at private equity firms, and as a Director at a public semiconductor firm.

Dr. Necip Sayiner,  President, CEO and Director.  Dr. Sayiner, age 49, has served as our President, CEO and Director since March 14, 2013.  Prior to joining Intersil, from September 2005 to April 2012, he served as President and Chief Executive Officer, and Director of Silicon Laboratories, a fabless semiconductor company engaged in the design of analog-intensive, mixed-signal integrated circuits.   Prior to joining Silicon Laboratories, Dr. Sayiner held various leadership positions at Agere Systems Inc., which included Executive Vice President and General Manager, Enterprise and Networking Division from August 2004 to September 2005; and Vice President and General Manager, Networking ICs Division from March 2002 to August 2004.  In September 2013, Dr. Sayiner was appointed to the Board of Directors of the Semiconductor Industry Association (SIA) and in November 2014 Dr. Sayiner was appointed 2015 Vice Chairman of the SIA. Dr. Sayiner’s qualifications to serve as a Director include his analog IC company management experience, including President, CEO and Director at a publicly-traded semiconductor company and his product development and engineering experience.

The Board of Directors recommends a vote “FOR” each of the nominees listed.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ITEM 2 ON PROXY BALLOT

The Board, acting upon the recommendation of the Audit Committee, asks that the shareholders ratify the selection of KPMG LLP as Intersil’s independent registered public accounting firm to audit and report upon our financial statements for the 2015 fiscal year. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting in person or by proxy and actually cast.

Unless otherwise specified by the shareholders, the shares of stock represented by the proxy will be voted FOR ratification of the appointment of KPMG LLP as our independent accountants.

In the event the shareholders fail to ratify the appointment, the Board will reconsider its selection. Even if the selection is ratified, the Board, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of Intersil and our shareholders.

One or more representatives of KPMG LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

AUDIT AND OTHER FEES PAID TO KPMG LLP

The aggregate fees incurred by the Company with KPMG LLP for the annual audit and other services for the fiscal year ended 2014 and 2013 were as follows:

	Fiscal Year
	2014 ($)	2013 ($)
Audit service fees	1,436,000	1,657,000
Audit-related fees	19,000	10,000
Tax fees	375,000	450,000
All other fees		

All of the audit engagements relating to audit services, audit-related services and non-audit services described above were pre-approved by our Audit Committee in accordance with its Pre-Approval Policy. The Audit Committee Pre-Approval Policy provides for pre-approval by the Committee of audit, audit-related, tax and other accounting engagements.  The policy authorizes the Audit Committee to delegate one or more of its members with pre-approval authority with respect to permitted engagements. Our Audit Committee has reviewed the fees described above and believes that such fees are compatible with maintaining the independence of KPMG LLP.

The Board of Directors recommends that shareholders vote “FOR” the ratification of the selection of KPMG LLP to serve as Intersil’s independent registered public accounting firm for the 2015 fiscal year.

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

ITEM 3 ON PROXY BALLOT

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board of Directors is seeking a non-binding shareholder advisory vote on the compensation of our NEOs in 2014 as set forth on the Summary Compensation Table in the Compensation Discussion and Analysis (the “CD&A”) below. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs, as disclosed in the Executive Compensation section and accompanying tables and narrative disclosures of this Proxy Statement.

Results of Prior Annual Meetings.  The Compensation Committee considers your vote when evaluating our compensation programs and practices applicable to the NEOs and in determining future compensation.  During our 2014 Annual Meeting, shareholders representing approximately 69% of our shares voting at such meeting voted in favor of the 2013 compensation of our NEOs (commonly referred to as “Say-on-Pay” vote).  During our 2013 Annual Meeting, shareholders representing approximately 98% of our shares voting at such meeting voted in favor of the 2012 compensation of our NEOs.  During our 2012 Annual Meeting, shareholders representing approximately 91% of our shares voting at such meeting voted in favor of the 2011 compensation of our NEOs.

Recent Highlights of our Executive Compensation Program.  Below are some of the changes to our executive compensation program that we have implemented over the past three years to ensure that executive compensation is aligned with our performance.

•

In 2013, our MSU Program, comprised of Market Stock Units (“MSUs”) was modified such that the peer comparisons for Total Shareholder Return (“TSR”) are now based on the S&P Semiconductor Select Index rather than a smaller and finite group of company elected peers. In 2014, we continued the practice of ensuring at least 50% of our NEO’s annual equity grants are performance-based. Also, in 2014, the total equity grants, including performance grants at target, were granted at a level that corresponded to the 60th percentile of the market data.

•	Executive change-in-control agreements entered into after November 30, 2011 do not include a provision for payment of taxes imposed under Section 4999 of the Internal Revenue Code, as amended.

•

Annually, we review and modify, as appropriate, our peer group of companies to ensure the companies in aggregate are sized more closely to us; however, we continue to believe that some of the larger peer companies in our compensation peer group need to be included as we tend to compete with these companies for executive talent, as well as in the markets we serve.

•

For 2014, our short term incentive program continues to align employee compensation with our financial goals and emphasizes our pay for performance philosophy, and gives greater visibility and transparency to our shareholders on our incentive compensation practices.

•

Annually, we proactively reach out to a variety of shareholders to seek more detailed feedback regarding our executive compensation program. Our Compensation Committee carefully considers this feedback when making decisions regarding executive compensation.  During 2014, members of our Compensation Committee spent considerable time reviewing our compensation components, including examining benchmark data and compensation practices with Compensia and Radford, the Compensation Committee’s independent compensation consultants.

Our compensation program is designed to pay our NEOs for performance. As described in the CD&A, our compensation program for our NEOs is heavily weighted toward “at-risk” performance-based pay. For example, in 2013, 100% of our Interim CFO’s compensation was “at risk” stock options.  In addition, approximately 50% of our CEO’s new hire grant in 2013 and his ongoing annual grant in 2014 and our other NEOs’ target compensation opportunity was performance-based. The amounts deemed to be “at-risk” are time-based stock options (since they have no value unless our stock price increases), performance-based stock options (since they are earned only if we outperform a specified percentage of our peers in TSR and will have value only if our stock price increases after grant), performance-based deferred stock units (since they are earned only if we outperform a specified percentage of our peers in TSR), and short-term quarterly cash bonuses (since payment is made only if we achieve certain financial targets).  For our 2014 grants, we issued time-based and performance-based equity which when combined equaled approximately the 60th percentile of market if performance-based equity pays out at target.  Under our MSU Program, our TSR performance has to meet the 25th percentile of peer performance as a minimum threshold, and our TSR performance has to meet the 50th percentile of peer performance for target level payout.  In addition, as described in the CD&A, our NEOs’ 2014 cash incentives were largely based on our adjusted or Non-GAAP operating margin, gross margin and revenue, because we believe that these three financial metrics are  important factors in the creation of shareholder value.  Consistent with our emphasis on performance-based compensation, none of our NEOs received discretionary bonuses in 2014.

Our compensation program is designed to align our NEOs’ interests with our shareholders’ interests. Equity awards granted to our NEOs comprise a substantial portion of their annual compensation. Performance-based equity grants, in the form of MSUs issued under our MSU Program, are generally subject to cliff vest at three years from the date of grant. Time-based equity, in the form of DSUs, Restricted Stock Units (RSUs) and stock options, is generally subject to vesting over a period of four years.  We believe that these multi-year vesting periods help align the interests of our NEOs with those of our shareholders because a substantial portion of their compensation is tied to our long-term success.

Moreover, our CEO and CFO are required to maintain certain levels of ownership of our stock (exclusive of stock options). We believe that by focusing our CEO and CFO on the creation of long-term value, these two elements serve to align their interests with those of our shareholders.

Our compensation program is designed to be fair and competitive. Our Compensation Committee is responsible for establishing the compensation of our NEOs. In addition, our Compensation Committee retains an independent compensation consultant to advise it on competitive market practices and other areas of NEO compensation. We consistently benchmark our compensation against our peer companies to ensure our compensation program is fair and competitive.

Based on the foregoing, the Board recommends that our shareholders approve the following resolution (the “Executive Compensation Resolution”):

RESOLVED, that the compensation paid to our NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

The Board of Directors recommends that shareholders vote “FOR” approval of the Executive Compensation Resolution.

SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

The shareholder meeting for the next fiscal year will be held on or about April 21, 2016. Shareholders wishing to have a proposal included in our 2016 Proxy Statement must submit the proposal so that our Secretary receives it no later than November 7, 2015, which is 120 days prior to the first anniversary of the date this Proxy Statement was released to shareholders. The SEC rules set forth standards as to what shareholder proposals are required to be included in a proxy statement.

For any proposal that is not submitted for inclusion in next year’s Proxy Statement (as described above) but is instead sought to be presented directly at next year’s Annual Meeting, SEC rules permit management to vote proxies in our discretion if (a) we receive notice of the proposal before the close of business on January 29, 2016  and we advise shareholders in next year’s Proxy Statement about the nature of the matter and how management intends to vote on such matter, or (b) we do not receive notice of the proposal prior to the close of business on January 29, 2016. Notices of intention to present proposals at the 2016 Annual Meeting should be addressed to the Senior Vice President, General Counsel and Secretary of Intersil Corporation.

AUDIT COMMITTEE REPORT

Report of the Audit Committee to the Full Board of Directors of Intersil Corporation

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee appoints the independent accounting firm, which reports directly to the Audit Committee, to audit our financial statements. The Audit Committee consults with, and reviews recommendations made by, the accounting firm with respect to our financial statements, financial records and financial controls and makes recommendations to the Board as it deems appropriate from time to time. Pre-approving both audit and non-audit engagements with the independent accountants is also the responsibility of the Audit Committee. The Board adopted a written charter setting forth the functions the Audit Committee is to perform and this report is made pursuant to that charter.

The Audit Committee oversees our financial reporting process on behalf of the Board. Management is responsible for the financial reporting process including our system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The independent accountants are responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

In 2014, the Audit Committee held eight (8) meetings and had no actions by Unanimous Written Consent.  In addition, the Audit Committee met with management periodically during fiscal year 2014 to consider the adequacy of our internal controls, and discussed these matters and the overall scope and plans for the audit with KPMG LLP, our independent accountants during that time period. The Audit Committee also discussed with senior management and KPMG LLP our disclosure controls and procedures and the certifications by our CEO and CFO, which are required by the SEC.

The Audit Committee established procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2014 Annual Report on Form 10-K with management, including a review of the quality, in addition to the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with KPMG LLP, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including the matters required to be discussed by Statement on Auditing Standards No. 114. The Audit Committee has received the written disclosures as well as the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence. In addition, the Audit Committee reviewed auditor independence with KPMG LLP, including the compatibility and effect on their independence of non-audit services performed.

The Audit Committee discussed with KPMG LLP the overall scope and plans for their audit. The Audit Committee met with KPMG LLP, with and without management present, to discuss the results of their examination, their evaluation of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 2, 2015 for filing with the SEC.

The Audit Committee has appointed the firm of KPMG LLP, independent registered public accountants, to audit and report upon our financial statements for the fiscal year ending January 1, 2016. We are requesting shareholder ratification of the appointment of KPMG LLP. In appointing KPMG LLP as our auditors for fiscal year 2015, the Audit Committee has considered whether KPMG LLP’s provision of services other than audit services are compatible with maintaining their independence.

AUDIT COMMITTEE

Jan Peeters, Committee Chair
Robert W. Conn
Sohail Khan
Donald Macleod

EXECUTIVE OFFICERS AND KEY EMPLOYEES

As of January 2, 2015, our executive officers and key employees were as follows:

Dr. Necip Sayiner, President, CEO and Director. Dr. Sayiner is described above as a nominee for Director.

Richard Crowley, Senior Vice President and CFO.  Mr. Crowley, age 58,  has served as our Senior Vice President and CFO since September 23, 2013. Prior to joining Intersil, he was Senior Vice President of Finance and CFO for Integrated Device Technology from October 2008 to September 2013 where he drove major restructuring efforts to improve operating results. Prior to joining IDT, Mr. Crowley was the Vice President of Finance and CFO for Micrel Semiconductor from September 1999 to September 2008 where he played a key role in improving profitability and capital structure.  He also served as Vice President and CFO at Vantis Corporation from December 1998 to August 1999.  Prior to this, Mr. Crowley served as Vice President, Corporate Controller and Chief Accounting Officer at National Semiconductor Corporation from October 1995 to November 1998.  In addition, Mr. Crowley held various finance management positions during his tenure at National Semiconductor which began in 1980.

Andrew M. Cowell, Senior Vice President and GM Mobile Power Products[1].   Mr. Cowell, age 49,  has served as our Senior Vice President, Mobile Power Products since August 2013.  Prior to this he served as our Senior Vice President, Power Management Products Group since May 5, 2012 and was our Senior Vice President, Consumer Products Group from May 31, 2011 to May 4, 2012. Mr. Cowell joined Intersil from Micrel Semiconductor, where he served for four years as Vice President of Analog Marketing. Prior to this, Mr. Cowell served as the head of Micrel’s Strategic Applications division with responsibility for new product definition for power products. He also served in the role of Marketing and Applications Manager for the power product line. Prior to joining Micrel, Mr. Cowell worked for Siliconix Semiconductor where he held a variety of technical positions throughout the world. Mr. Cowell began his career as a design engineer at Advanced Power Supplies.

Mark A. Downing, Senior Vice President, Corporate Strategy and GM Infrastructure Power Products[1].  Mr. Downing, age 55, has served as our Senior Vice President, Corporate Strategy and GM Infrastructure Power Products since August 2013.  Prior to this he was our Senior Vice President, Corporate Strategy and Business Development from May 1, 2013 to August 2013.   Mr. Downing joined Intersil from Silicon Laboratories where he served as Senior Vice President, Broad Based Products from April 2012 to February 2013 and prior to this was their Vice President, Strategy and Business Development from July 2007 to April 2012.  Prior to joining Silicon Laboratories in 2007, Mr. Downing was the Chief Executive Officer and Director of privately-held Enpirion, a semiconductor company focusing on power management products. Before joining Enpirion, Mr. Downing served as Vice President of Marketing for Micrel from December 2000 to November 2003 where he was responsible for all product lines focused on high performance analog and communications ICs. Mr. Downing also served as Vice President of Marketing at Pericom Semiconductor from August 1997 to December 2000 where he was responsible for strategic, product and tactical marketing. From 1988 to 1997, Mr. Downing served in various strategic planning, marketing, product line management and applications management roles at National Semiconductor Corporation.

Gerald J. Edwards, Senior Vice President, Worldwide Operations and Technology. Mr. Edwards, age 58, served as our Senior Vice President, Worldwide Operations and Technology from November 21, 2011 through January 25, 2015. Mr. Edwards joined Intersil from National Semiconductor where he served as Vice President of Worldwide Operations and Quality since 2009. Prior to this role, Mr. Edwards served as Vice President, United Kingdom Operations. Before his tenure at National Semiconductor, Mr. Edwards held a variety of semiconductor manufacturing operations management positions, including fab operations and engineering management positions at Philips Semiconductors and ST Microelectronics. He is a past President of Scottish Engineering, and a past Director of the National Microelectronics Institute (UK). He is also a past Chairman of the Scottish Manufacturing Advisory Board.

Thomas C. Tokos, Senior Vice President, General Counsel and Secretary. Mr. Tokos, age 62, has served as our Senior Vice President, General Counsel and Secretary since September 13, 2008. From May 27, 2003 to September 12, 2008, he served as Intersil’s Vice President, General Counsel and Secretary. Previously, Mr. Tokos served as general counsel to semiconductor and technology companies and as an attorney with private law firms.

Roger Wendelken, Senior Vice President, Worldwide Sales.  Mr. Wendelken, age 48, has served as our Senior Vice President, Worldwide Sales since October 14, 2013.  Prior to joining Intersil, he was the Senior Vice President,  Worldwide Sales for Volex Corporation from January 2013 to October 2013.  Prior to this, Mr. Wendelken served as Senior Vice President, Worldwide Sales for Standard Microsystems Corporation from June 2009 to August 2012 where he led the global sales organization building a presence in a variety of competitive consumer, industrial and automotive markets for SMSC before it was acquired by Microchip in August 2012.   Mr. Wendelken also served as Vice President of Worldwide Sales at Applied Micro Circuits Corporation from May 2006 to May 2009 and Vice President of Worldwide Sales at Marvell Semiconductor from September 2003 to March 2006.  Prior to this, Mr. Wendelken held sales management roles at various technology companies from June 1994 to March 2000.

[1] As of May 6, 2014, Messrs. Cowell and Downing are no longer Executive Officers.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This CD&A provides an overview of our executive compensation programs, describes the material factors underlying our 2014 compensation provided to our NEOs, and provides greater clarity to the information presented in the tables which follow this CD&A. This CD&A contains statements regarding certain performance targets and goals we have used or may use to determine appropriate compensation. These targets and goals are disclosed in the limited context of our compensation program and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Our executive compensation program is designed to motivate and retain our officers to increase shareholder value and balance short-term and long-term performance. We accomplish this goal by employing a “pay-for-performance” approach to NEO compensation. As a result, a significant portion of the compensation of our NEOs is “at-risk,” as their compensation is specifically dependent upon the short-term and long-term performance of Intersil. In 2014, approximately 50% of the target compensation opportunity for our NEOs was “at risk”.  The compensation elements deemed to be “at-risk” are time-based stock options (since they have no value unless our stock price increases after grant), performance-based stock options (since they are earned only if we outperform a specified percentage of our peers in TSR and will have value only if our stock price increases after grant,  performance-based deferred stock units (since they are earned only if we outperform a specified percentage of our peers in TSR) and short-term quarterly cash bonuses (since payment is made only if we achieve certain operating margin, gross margin or revenue targets, or meet certain management business objectives).

In addition to performance, the Compensation Committee places an emphasis on retention. Equity-based awards granted to NEOs generally have a vesting period of three to four years, and thus serve as a valuable retention tool while also tying a substantial portion of our NEOs’ compensation to our long-term success. The Compensation Committee has also established stock ownership guidelines for our CEO and CFO to align their financial interests to those of our shareholders.

During 2014, the Compensation Committee engaged Compensia, Inc. (“Compensia”) through August, 2014 and Radford. (“Radford”) since September, 2014 as independent compensation consultants to provide non-biased advice regarding executive compensation. In addition, in setting NEO compensation, the Compensation Committee reviews compensation information from peer companies as well as other companies that compete with us for talent. Generally, base salary is targeted at or near the 50th percentile of our peer group, total cash compensation is targeted at or near the 60th percentile of our peer group, and overall equity compensation is targeted at or near the 60th percentile of our peer group.  The Compensation Committee believes that providing compensation based on the above relative to our peer group is appropriate and allows us to attract and retain the talent necessary to execute our business plans and achieve our goals.

Below is a description, purpose and expected performance relationship of the primary elements of NEO compensation. This table is a summary description and should be reviewed in conjunction with the remainder of this CD&A.

Compensation Type	Purpose and Value	Performance Relationship
Short-Term Compensation:
Base Salary	To provide a competitive source of income throughout the year.	Merit-based increases in base salary are provided in recognition of individual performance and contributions to our success.
Quarterly Cash Bonuses

To motivate and reward for achieving Non-GAAP financial performance goals. The use of quarterly performance periods during each fiscal year focuses the NEOs on achieving the desired operating margin, gross margin or revenue performance goals.

Quarterly cash bonuses are provided under our Executive Incentive Plan only if minimum levels of performance are attained during the relevant quarterly performance period.
Long-Term Compensation:
Performance-Based MSUs issued under our MSU Program	To retain and motivate executives to outperform the average TSR of our peer companies.

MSU Program awards were granted in 2014.  In order for executives to receive a 100% MSU payout, our TSR must be at or above the 50th percentile of our peer group of companies.    The 2014 MSUs will vest in 2017.

Time-Based Stock Options	To retain and motivate executives to increase shareholder value.

Because the strike price of stock options granted equals the fair market value of our Common Stock on the grant date, value is realized with respect to stock options only if our share price increases after grant. Stock options are inherently performance-based compensation. In 2014 no stock options were issued to our NEOs.

DSUs	To retain and motivate executives to increase shareholder value.

Because each DSU has a value equal to one share of our Common Stock, the value of an award will increase after grant only if shareholder value is created.  Similarly, if our stock price decreases after grant, the value of the award will also decrease.

Below are some actions we have taken in the last three years to ensure that executive compensation is aligned with our performance and is consistent with the Compensation Committee’s executive compensation philosophy.

•

In 2013, our MSU Program, comprised of Market Stock Units (“MSUs)  was modified such that the peer comparisons for Total Shareholder Return (“TSR”) are now based on the S&P Semiconductor Select Index rather than a smaller and finite group of company elected peers. In 2014, we continued the practice of ensuring at least 50% of our NEO’s annual equity grants are performance-based. Also, in 2014, the total equity grants, including performance grants at target, were granted at a level that corresponded to the 60th percentile of the market data.

•	Executive change-in-control agreements entered into after November 30, 2011 do not include a provision for payment of taxes imposed under Section 4999 of the Internal Revenue Code, as amended.

•

Annually, we review and modify, as appropriate, our peer group of companies to ensure the companies in aggregate are sized more closely to us; however, we continue to believe that some of the larger peer companies in our compensation peer group need to be included as we tend to compete with these companies for executive talent, as well as in the markets we serve.

•

For 2014, our short term incentive program continues to align employee compensation with financial goals and emphasizes our pay for performance philosophy, and gives greater visibility and transparency to our shareholders on our incentive compensation practices.

•

Annually, we proactively reach out to a variety of shareholders to seek more detailed feedback regarding our executive compensation program. Our Compensation Committee carefully considers this feedback when making decisions regarding executive compensation.  In addition, members of our Compensation Committee spend considerable time reviewing our compensation components, including examining benchmark data and compensation practices with Compensia, the Compensation Committee’s independent compensation consultant.

We pay careful attention to any feedback we receive from our shareholders pertaining to our executive compensation program and continually analyze our pay structure to ensure it appropriately aligns with our performance and is competitive within the industry.

Compensation Committee Consideration of 2014 Shareholder Vote on Executive Compensation

In determining and approving the compensation of our NEOs, the Compensation Committee monitors the results of our annual advisory vote on executive compensation.  At our 2014 Annual Shareholders Meeting, our NEOs’ 2013 compensation was approved by approximately 69% of the shares treated as being voted (commonly referred to as “Say-on-Pay” vote).  Although this vote is non-binding, the Compensation Committee viewed this endorsement of our executive compensation decisions and policies as an additional factor supporting the Compensation Committee’s conclusion that our current approach to executive compensation has been successful; however, we also paid careful attention to the feedback of the governing agencies and those shareholders who voted against our “Say on Pay”.  Specifically, the agencies were concerned about the size of the new hire grant for our CEO and wanted to monitor his subsequent annual grants.  In his 2014 compensation, his equity grants were significantly lower in 2014 than his new hire grants.

Role of Compensation Committee

The Compensation Committee:

•	reviews and approves our executive compensation philosophy;
•	establishes, oversees and directs our executive compensation programs and policies;
•	reviews and approves the salary and other compensation (such as incentive pay) of our officers and other key executives (including the NEOs); and
•	administers our 2008 Equity Plan and our Executive Incentive Plan.

In determining the forms and amount of compensation to be provided to our executive officers, the Compensation Committee seeks to align executive compensation with our financial performance in order to enhance shareholder value. The Compensation Committee also considers our overall business plan (which is established on an annual basis by the Board) in setting the NEOs’ compensation to ensure that our compensation practices and policies remain consistent with our business goals. At the end of 2014, the Compensation Committee members consisted of Messrs. Diller, Lang, Macleod, Norrod and Urry.   The full background of each member of the Compensation Committee can be found under the “Business Experience of Directors” section.

In 2014, the Compensation Committee retained Compensia from January 2014 through August 2014.  Beginning in September 2014, the Compensation Committee retained Radford, an Aon Hewitt Company (“Radford”), to act as independent compensation advisors.  Radford and Compensia each reported directly to the Compensation Committee for their portion of the year and assisted the Compensation Committee in evaluating and designing our executive and director compensation program and policies.  Radford also assists the Compensation Committee by evaluating compensation data, and by making recommendations to the Compensation Committee on such proposals.  In fiscal year 2014,  Radford and Compensia were engaged to assist in determining our peer group of companies, provide and analyze market data and advice regarding executive and director compensation plan design, and conduct risk assessments of our executive compensation program. In connection with its work for the Compensation Committee, Radford and Compensia were invited to attend the Compensation Committee’s meetings and, upon request of the Compensation Committee, attend executive sessions with the Compensation Committee.  Radford provided an independence letter to the Compensation Committee stating that they meet the independence standards prescribed by the SEC for all work performed for the Compensation Committee during fiscal year 2014 and the Compensation Committee, based upon their assessment, also determined that Radford was independent under SEC regulations.    The Compensation Committee believes that Radford provides valuable data on executive compensation by leveraging its extensive database and significant industry expertise. Through Radford’s services, the Compensation Committee is able to not only compare its practices with the high technology industry but can specifically use their data and expertise to compare its compensation practices with an identified list of peer semiconductor industry companies and therefore made the switch mid-year to engage Radford as the independent advisor.

In 2014, the Compensation Committee held five (5) meetings and acted by Unanimous Written Consent five (5) times. Generally, the management team, consisting of the Senior Vice President of Human Resources, the Corporate Compensation Director and the CEO, reviews data from Radford and prepares recommendations for the Compensation Committee related to cash and equity compensation for the NEOs other than the CEO, as well as for the overall employee population. The Compensation Committee, the management team and Radford then meet to discuss these recommendations or specific compensation issues.  Final decisions on compensation matters are then made by the Compensation Committee with Radford, its independent advisor, participating in the discussion.

The Compensation Committee, at times, met in executive sessions without the management team. Compensia or Radford were generally present at the executive sessions during their respective tenures to provide independent guidance on any material or data presented, including advice on decisions, guidance on executive compensation trends or interpretation of complex data. The Compensation Committee also met regularly with Compensia or Radford and key executives, such as the Senior Vice President, Human Resources and the Corporate Compensation Director, to review best practices and marketplace trends in order to remain informed regarding compensation issues, and to review recommendations from Radford and/or management regarding compensation and equity for executives and other employees. In addition, each year, the management team works with the Chairman of the Compensation Committee to develop a full compensation agenda for the following year for consideration by the Compensation Committee.

Compensation Philosophy and Objectives

Our compensation philosophy consists of developing programs and practices that:

(i)	attract and retain exceptional executives;
(ii)	motivate and reward behavior consistent with our values that will yield desired financial results;
(iii)	maximize shareholder value by emphasizing both the short-term and long-term focus of the business;
(iv)	are highly responsive to our performance; and
(v)	facilitate congruence between shareholder interests and employee interests through ownership of the common stock.

Consistent with this philosophy, the Compensation Committee believes that a substantial percentage of our NEOs’ compensation should be in the form of incentive compensation and long-term equity awards that are tied directly to performance and the value of our common stock. The Compensation Committee believes that tying the NEOs’ compensation to our performance will better align the interests of the NEOs with our shareholders.

Compensation Analysis

The Compensation Committee engages in significant market analysis to determine appropriate compensation in our industries. In determining appropriate compensation, Compensia or Radford and the Compensation Committee used a comparative framework to identify peer companies and utilize data sources to assess job levels and compensation programs and practices. This framework draws information primarily from the semiconductor industry, but also considers a broader base from the overall high technology industry. The information utilized in making these determinations is provided by Radford through its extensive survey network, as well as from public filings of peer companies regarding executive pay. The following factors are used by the Compensation Committee to establish an appropriate group of peer companies within our industry in comparing compensation, benefits and equity information:

(i) company revenue (typically considering companies in the $300 million – $2.0 billion range);
(ii) company size (typically 500 – 4,000 employees);
(iii) company products (specifically if there is a significant analog IC component to their business); and
(iv) talent competition

The aforementioned criteria was designed to identify companies that are similar in revenue and employee population with Intersil and that would typically compete for talent with Intersil, making them appropriate for measuring compensation practices. In 2014, our peer group included the following companies:

Cirrus Logic	Maxim Integrated Products	PMC-Sierra
Cypress Semiconductor	Micrel	Power Integrations
Fairchild Semiconductor	Microchip Technology	Semtech
Integrated Device Technology	Microsemi	Silicon Laboratories
International Rectifier	Monolithic Power Systems	Skyworks
Linear Technology

In November 2014, the Compensation Committee removed International Rectifier from the peer group due to its acquisition by Infineon. This modification will be effective for 2015.

Compensation Components

Overview

We utilize three main components to compensation: base pay, cash incentive pay and equity compensation. Our philosophy is to pay base salary at approximately the 50th percentile of market rates and approximately the 60th percentile of market for total cash earning opportunities when individual and company performance meets or exceeds specified targets. We believe this strengthens our ability to attract and retain talent from both larger and smaller peer companies. This philosophy is applied consistently to executives and non-executives alike. In addition to comparing compensation to our peer group, an individual’s incentive and equity compensation is based upon individual and company performance for a defined performance period, as explained below.

Base Salary

The annual base salaries are set at levels designed to provide the NEOs with a competitive source of income throughout the year, while recognizing that a substantial portion of their compensation will be contingent on performance, generally in the form of quarterly and annual cash incentives and equity-based awards. Dr. Sayiner’s base salary was determined by the Compensation Committee taking into consideration benchmark data of our peer group of companies as well as input from Compensia, the Compensation Committee’s independent consultant at such time.  Base salaries of other NEOs are recommended by our CEO, then reviewed and approved annually by the Compensation Committee and may be adjusted in accordance with the following:

•	Base salary data provided by Radford regarding our defined peer group and our industry.
•	Internal review performed by the Senior Vice President of Human Resources and CEO and presented to the Compensation Committee both individually and relative to our other executives.
•	Individual performance of the executive, expected future contributions, and the scope and nature of responsibilities.

Base salaries for our NEOs were increased in fiscal year 2014 as shown below:

		Annual Base Salary
NEO	Percent increase	Beginning	Ending
Necip Sayiner	0.0%	$640,000	$640,000
Richard Crowley	0.0%	$370,000	$370,000
Gerald J. Edwards	3.58%	$335,000	$347,000
Thomas C. Tokos	2.88%	$313,000	$322,000
Roger Wendelken	1.21%	$342,855	$347,000
Andrew M. Cowell	0.0%	$370,000	$370,000
Mark A. Downing[1]	21.6%	$300,000	$365,000

[1] Mr. Downing received a 7.4% increase for merit in April, 2014 from $300,000 to $322,200 and upon the completion of his relocation to California in June 2014, his pay increased to $365,000 due to a cost of living adjustment.

Short-Term Cash Incentive

Our compensation philosophy supports that a substantial portion of the NEOs’ annual compensation should be tied to our financial results in order to reward only exceptional individual performance and overall company success. Cash incentive compensation for NEOs is delivered through our Executive Incentive Plan (“EIP”),

In 2014, we utilized a performance-based quarterly cash incentive plan based upon several factors depending on the individual NEOs position.    The table below illustrates how each NEO’s incentive is calculated:

	Corporate Metrics (% of Target)			Business Unit/Product Line Metrics		Individual Metrics	Total
Position	Revenue	OI	GM	Revenue	GM	Management Business Objectives (“MBOs”)
President and CEO	50.0%	50.0%					100.0%
SVP and CFO	33.3%	33.3%				33.3%	100.0%
SVP, Worldwide Sales	33.3%		33.3%			33.3%	100.0%
SVP, Worldwide Operations and Technology	33.3%		33.3%			33.3%	100.0%
SVP/GMs		33.3%		16.7%	16.7%	33.3%	100.0%
SVP, General Counsel		66.7%				33.3%	100.0%
	Payout Quarterly					Payout Annually

Incentive payouts in 2014 were based upon performance vs. goals using the following financial metrics:  Non-GAAP Operating margin, Gross Margin or Revenue. For all NEOs except the CEO incentive is also based on other objectively determinable non-financial management business objectives.  Non-GAAP operating margin is Non-GAAP operating income divided by revenue.  Non-GAAP Operating Income is based on GAAP operating income and excludes amortization of purchased intangibles, costs associated with restructuring, asset impairment charges, acquisition-related expenses, equity-based compensation, significant unforeseen legal costs or settlements, and other adjustments deemed appropriate by the Compensation Committee.  In 2014, the maximum payout possible for each executive was also reduced to 175% of target.

Management Business Objectives (MBOs). As described above, each NEO also had other objectively determinable non-financial management business objectives.  The CEO works with the Compensation Committee to develop challenging MBOs.  In 2014, no

NEOs received the full 100% payout on that portion of their incentive.  Specific MBOs surrounded financial metrics such as revenue growth year over year (whole company and product line specific), design wins, new product development, reduction of expenses, product quality improvements, product release timelines, process improvement timelines, and recruiting/retention statistics.

The table below shows each NEO’s target and maximum bonus opportunity for 2014, as well as the amount of incentive bonuses paid to the NEOs. These bonuses are listed in the Summary Compensation Table (see the column titled “Non-Equity Incentive Plan Compensation”).

NEO	2014 Target/Maximum Incentive	2014 Incentive Payout
Necip Sayiner	$784,000/$1,372,000	$849,914
Richard Crowley	$277,500/$485,625	$274,819
Gerald J. Edwards	$258,750/$452,813	$245,081
Thomas C. Tokos	$192,300/$336,525	$213,952
Roger Wendelken	$259,732/$454,531	$255,105
Andrew M. Cowell	$277,500/$485,625	$302,265
Mark A. Downing	$260,863/$456,510	$274,209

Total Cash Compensation

Our philosophy is to target executive cash compensation at approximately the 50th percentile of market for base salary and at approximately the 60th percentile of market for total cash compensation. In 2014, our NEOs received, in aggregate, base pay at approximately the 50th percentile of market and approximately the 60th  percentile of market for total cash compensation. We expect to continue with this general philosophy for base salary and total cash compensation in 2015. The Compensation Committee believes that providing base salary and total cash compensation within this range relative to our peer group will allow us to attract and retain the talent necessary to execute our business plans and achieve our goals.

Equity Compensation

Our equity compensation philosophy takes into account factors such as employee participation rate, performance and retention. Equity compensation is distributed to a majority of our exempt employees and to a limited number of non-exempt employees. Grants of equity-based awards are intended to reward performance, and as a result, emphasis is placed on distributing the appropriate amount of grants to individuals who can have a direct impact on our performance. During the annual review of executive compensation, the Compensation Committee reviews the mix of time-based and performance-based equity.  In 2014, the Compensation Committee used a mix of performance-based and time-based equity awards for executives.

We believe that long-term performance is supported through an equity ownership culture that utilizes performance-based and time-based stock option grants and performance-based and time-based full value awards to encourage sustained performance by executive officers, as well as to ensure that their long-term interests are aligned with those of our shareholders. Our equity compensation program for our NEOs is a combination of time-based DSUs, performance-based MSUs, time-based RSUs, time-based stock options and performance-based MSOs, all of which are granted under our 2008 Equity Plan. From time to time, the Compensation Committee considers alternative measures that best align pay-for-performance and strategic objectives.

The Compensation Committee authorizes the issuance of equity grants and awards under our 2008 Equity Plan. Similar to base salary considerations, the Compensation Committee considers market and compensation data, as well as each NEO’s overall equity compensation position, existing long-term incentives, retention and performance, when determining the number of equity awards to grant to an NEO. Generally, in 2014, we aimed to deliver a combination of time-based and performance-based equity compensation to executives at approximately the 60th percentile versus the peer group and overall industry market described above. The Compensation Committee believes that granting time-based and performance-based equity awards within this range relative to our peer group will allow us to attract and retain the talent necessary to execute our business plans and achieve our goals.

For 2014, in the aggregate, annual equity grants to the NEOs were generally granted at the 55th–60th percentile versus our peer group, half of which were performance-based grants. Performance-based awards are not paid out unless we meet certain performance metrics.  The maximum equity award opportunity for 2014 will be earned only if we outperform a substantial majority (90%) of our peer group and have positive TSR for the performance period.

Timing of awards—The NEOs’ annual grants are typically awarded at the same time that annual grants are distributed to all eligible employees unless the award is connected to another significant event such as new hire, recognition, retention, promotion or contractual agreement. Annual grants for all employees are awarded during our annual performance management and salary review cycle which typically occurs in the March/April timeframe.

Executive Ownership Requirements—The Compensation Committee has established minimum ownership requirements for certain senior executives. The ownership requirements, expressed as a multiple of base salary, are shown in the table below. Executive ownership is calculated using the fair value of full value awards granted (vested and unvested) and the greater of the cost basis or current value of shares purchased through option exercise, our employee stock purchase plan or in the open market, and “in the money” value of vested, unexercised options. Consideration is given to the current value (number of shares owned multiplied by the current price at ownership implementation) for shares owned.

Position	Multiple of Base Salary	Time to Attain
CEO	3X	2018
CFO	1X	2018

In order to further ensure that the financial interests of the NEOs are aligned with the interests of shareholders, we prohibit NEOs and certain other employees from taking a short position in our stock. In addition, unless permitted under the terms of a Rule 10b5-1 trading plan approved by the Board, NEOs are subject to trading restrictions during periods beginning on the 15th day of the third month of a fiscal quarter and ending on the third trading day following the scheduled earnings announcement for that fiscal quarter and during specified blackout periods surrounding unscheduled significant/material announcements.

Time-Based Stock Options—Time-based stock options granted have an exercise price equal to the fair market value of our common stock on the date of grant. They typically vest 25% on the first anniversary of the date of grant and 6.25% quarterly thereafter based upon continued employment over a four year period. They generally expire seven years after the date of grant. The Compensation Committee approves the pool of stock options to be distributed during the year to all employees, including the NEOs, whether in the form of annual, recognition, retention, promotion, and new hire grants. Annually, the Compensation Committee reviews and approves specific guidelines under which stock option grants may be made. The Compensation Committee also receives a quarterly summary of stock options and other awards granted during each quarter. We generally issue annual grants of time-based stock options on the first trading day of April each year.    In 2014, no NEOs received time-based stock options.

Time-Based DSUs—Time-based DSUs typically vest annually at 25% per year beginning on the first anniversary of the date of grant and become fully vested in four years subject to continued employment on the vesting date.  The use of time-based DSUs has been incorporated into our overall equity compensation philosophy and practices for executives.

The following table indicates time-based DSU awards issued to our NEOs in 2014:

NEO	2014 DSU Awards
Necip Sayiner	104,494
Richard Crowley	30,000
Gerald J. Edwards	26,580
Thomas C. Tokos	15,156
Roger Wendelken	30,000
Andrew M. Cowell	28,484
Mark A. Downing	28,484

Recipients may elect to defer receipt of the common stock represented by the DSU award for a deferral period, subject to the terms and conditions of the award. Dividend equivalents will accrue during the vesting and/or deferral period and are paid out following the vesting date or the expiration of the deferral period (if applicable).

MSU Program —The MSU Program is based upon our TSR compared to the TSR of our group of peer companies, thus, the amount of equity awarded will be based upon our total shareholder return compared to the total shareholder return of our peers. We believe this program closely aligns the interests of our shareholders and Intersil’s management team, given that management will only be rewarded for performance that results in an increase in our stock price or significantly better performance than our peers.

For 2014, our MSU Program is structured so that the number of shares, “at target”, for time-based and performance-based equity that are distributed to our executives, including our NEOs, are delivered at approximately the 50th percentile of market.  In addition, our program is structured so that if Intersil’s TSR performance, as compared to the performance of our peer group (as defined as the S&P Semiconductor Select Index), is at the 50th percentile of the peer group there will be a 100% payout as outlined in the following TSR payout matrix:

Percentile Rank	Payout (TSR>0%)	Payout (TSR<0%)
90.0th	200.00%	100.00%
75.0th	150.00%	100.00%
62.5th	125.00%	100.00%
50.0th	100.00%	100.00%
37.5th	75.00%	75.00%
25.0th	50.00%	50.00%

Results will be linearly interpolated within the payout grid

The maximum payout is 200% of target.

The following table indicates performance-based MSU awards granted to our NEOs in 2014.  The 2014 MSUs will vest 100% on April 1, 2017, subject to continued employment and the attainment of specific performance goals for that year.  The measurement period for the 2014 MSU awards is three years and performance is evaluated as of April 1, 2017. Performance is measured based upon a 90-day average stock price for the three months preceding the beginning of the performance period compared to the 90-day average stock price for the three months ending on April 1, 2017.

NEO	2014 MSU AWARDS
Necip Sayiner	108,759
99,667[1]
Richard Crowley	31,000
Gerald J. Edwards	26,733
Thomas C. Tokos	15,308
Roger Wendelken	31,000
Andrew M. Cowell	28,637
Mark A. Downing	28,637

[1] Special supplemental MSU award discussed in the paragraph following the 2014 MSU awards table.

In 2013, Dr. Sayiner entered into an employment agreement (the “Agreement”) with the Company providing, inter alia, that he was to receive a new-hire grant of 433,000 performance-based market stock units (“the “Initial MSU Grant”).  Pursuant to the Agreement, the Initial MSU Grant was to provide for a pro rata payout of between zero and 866,000 shares of the Company’s common stock if the Company’s total shareholder return (“TSR”) over the next three years ranked between the 25th and 90th percentile relative to the TSR performance of the S&P Semiconductor Select Index industry peer group.  No payout would be made for Company TSR performance below the 25th percentile and a payout of 866,000 shares of common stock would be made for Company TSR performance at or above the 90th percentile.  When Dr. Sayiner’s Initial MSU Grant was subsequently issued, its terms and conditions expressly provided that it was subject to the terms and conditions of the Company’s 2008 Equity Compensation Plan (the “Plan”) which, at the time, included a provision limiting annual grants to 666,667 shares of the Company common stock.  Under the applicable MSU plan structure, a payout of 666,667 shares would correspond to TSR performance in the 76.2 percentile of the peer group.  Therefore, under the terms of the Initial MSU Grant, The Company would be unable to compensate Dr. Sayiner for Company TSR performance exceeding the 76.2 percentile as contractually required under the Agreement.  In order to remedy this situation, in August 2014 the Company issued Dr. Sayiner a supplemental MSU grant of 99,667 performance-based market stock units  having the same performance period as the Initial MSU Grant and paying out at 99,667 shares of common stock for performance at the 83.1 percentile (the “Supplemental MSU Grant”).  Pursuant to the terms of the Supplemental MSU Grant, for Company TSR performance at or below the 76.2 percentile, Dr. Sayiner will receive no payout under the Supplemental Grant.  For performance between the 76.2 percentile and the 90th percentile, Dr. Sayiner’s will receive a pro rata payout of between zero and 199,334 shares of common stock.  For performance above the 90th percentile, Dr. Sayiner’s payout will be capped at 199,334 shares.  Accordingly, the sum of Dr. Sayiner’s payouts, if any, under the Initial MSU Grant and the Supplemental MSU Grant for any TSR performance by the Company will equal the MSU payout required under the Agreement.

Equity Run Rate—The Compensation Committee regularly reviews both the gross and the net run rate for equity compared to both our peer group and the broader industry practices when reviewing recommendations for the annual stock pool to be distributed to employees. Run rate is defined by total shares granted divided by total shares outstanding.

Other Compensation

Executive Perquisites—In 2013, after reviewing our total executive compensation package, we streamlined the package by removing executive perquisites consisting of (1) tax preparation services, and (2) executive physicals.

401(k)—In 2014, the NEOs were eligible to participate in the Intersil Corporation Retirement Plan (the “401(k) Plan”). All eligible Intersil employees may begin participation in the 401(k) Plan on their first day of employment. For employees who reach their one-year anniversary, we match 100% of contributions on the first 6% of compensation deferred under the 401(k) Plan. Matching contributions are subject to a five-year vesting schedule based upon an individual’s tenure at Intersil. The 401(k) Plan also has an after-tax provision for all employees that allows additional after-tax dollars to be contributed to the 401(k) Plan.

Non-Qualified Deferred Compensation Plan—We have made available certain Non-Qualified Deferred Compensation Plans (“DCP”) which allow our executives and directors who earn compensation greater than $150,000 per year to defer up to 100% of their base salary and up to 100% of their cash incentive bonus on a pre-tax basis. Effective January 1, 2008, we adopted the Intersil Corporation Deferred Compensation Plan (the “Deferral Plan”), which provides benefits that are substantially similar to the Deferred Compensation Plan previously in effect. Upon enrollment, participants select from a number of investment choices selected by our Retirement Committee, and the investment performance of the selected funds, net of fees, is thereafter credited to the participant’s account. Under the Deferral Plan, we have the option to make discretionary contributions to the accounts of the participants which shall vest on such schedule as the Compensation Committee may determine at the time such contributions are made.  In 2014,  Messrs. Downing and Edwards made contributions to the Deferral Plan.  We did not make any discretionary contributions to the Deferral Plan on behalf of any NEO in 2014.

Benefits under the DCP (other than the Deferral Plan) will be paid no earlier than the month following the participant’s termination or retirement subject to any requirement of Section 409A of the Code. However, our Retirement Committee can, in its sole discretion, pay the benefit earlier in the event of an unforeseen financial hardship. Benefits can be received in a lump sum or annual installments as elected by the participant. In the event of death, the benefits will be paid as soon as practical to the participant’s beneficiary.  Under the Deferral Plan, participants can elect to receive in-service distributions no earlier than two years from the beginning of the plan year in which deferrals are made. Subject to Section 409A of the Code, participants can also elect to receive payment in the event of termination, death, or change-in-control.

Employment and Change-in-Control Agreements

Dr. Necip Sayiner— On March 11, 2013, Intersil and Dr. Sayiner entered into an Employment Agreement (the “Agreement”) and announced that Dr. Sayiner, had been appointed President and CEO of Intersil and elected as a member of Intersil’s Board of Directors, effective March 14, 2013.  Dr. Sayiner replaced James Diller, who had been serving as Intersil’s Interim President and CEO.  Dr. Sayiner is considered an “at will” employee pursuant to the terms of his Agreement.  According to the terms of his Agreement, Dr. Sayiner is entitled to an annual base salary of $640,000 and he is eligible for a target annual bonus of $736,000 which may be adjusted upward or downward depending on performance relative to performance goals established by the Compensation Committee of Intersil’s Board.

In addition, according to the terms of his Agreement, during employment and for a period of two years thereafter, Dr. Sayiner is prohibited from soliciting our employees.  Dr. Sayiner is also required to repay any improperly received incentive compensation in the event that he commits a fraud that directly contributes to or causes, a restatement of our financial statements.  In addition, Dr. Sayiner is entitled to receive severance benefits in the event that his employment is terminated for certain reasons, as described in the Agreement section titled, “Severance and Change-in-Control Benefits.”

In addition to the Agreement, Dr. Sayiner and Intersil entered into an Executive Change in Control Severance Benefits Agreement.  The material terms of this agreement are described in the section titled “Severance and Change in Control Benefits”.

All Other NEOs— We are party to an Executive Change-in-Control Severance Benefits Agreement with each of Messrs. Crowley, Cowell, Downing, Edwards, Tokos and Wendelken. The material terms of these agreements are described in the section titled “Change-in-Control Severance Agreements”.

Accounting and Tax Treatment

Deductibility of Executive Compensation—As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless the compensation meets certain performance-based requirements. The

Compensation Committee attempts to structure compensation such that it is fully deductible if it determines that doing so is appropriate and consistent with our executive compensation program. However, while the Compensation Committee is cognizant of the applicable requirements for qualified performance-based compensation, it may exercise its discretion to award compensation that does not meet such requirements when it considers it appropriate to do so (such as time-vested RSUs and DSUs).

Accounting for Equity-Based Compensation—We amortize the fair value of all stock options, MSOs, DSUs, RSUs, PDSUs, and MSUs over their vesting life in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). We estimate prospective forfeitures as required under the guidance. Generally, we do not make compensation decisions based on the accounting treatment of any particular form of compensation.

Risk Considerations in our Compensation Program. The Compensation Committee has reviewed compensation-related risks and does not believe that our compensation programs encourage excessive or inappropriate risk-taking, or are otherwise reasonably likely to have a material adverse effect for the following reasons:

•

We structure our compensation program to consist of both fixed (base salary) and variable (cash and equity) components. Base salary is designed to provide income independent of our stock price or financial performance so that employees will not focus exclusively on stock price performance to the detriment of other important business metrics. Cash bonuses and equity grants are designed to reward both short and long-term performance, which we believe discourages employees from taking actions that focus only on the short-term success of Intersil. For short-term performance, cash incentive awards are currently awarded based on quarterly operating margin performance. For long-term performance, we grant various equity-based awards (as described above) that are designed to promote our sustained success. Time-based stock option awards generally vest over four years and are only valuable if our stock price increases over time. Awards granted under our MSU Program generally cliff vest on the third anniversary of the date of grants dependent on our TSR performance relative to an identified group of peer companies. Time-based RSUs and DSUs generally vest over a period of four years. We feel that the variable elements motivate our executives and other employees to pursue superior short and long-term corporate results, while the fixed element is sufficiently high to discourage the taking of unnecessary or excessive risks in pursuing such results.

•

Because financial performance is generally the measure for determining short-term incentive award payments, the Compensation Committee believes that executives and other employees are encouraged to take a balanced approach that focuses on generating revenue while controlling operating expenses. If we are not profitable at a reasonable level, there are no payouts under the short-term incentive award program. Our operating margin performance targets are applicable to executives and employees alike, regardless of their role. The Compensation Committee believes that this encourages consistent behavior and focus across our organization, rather than establishing different performance metrics depending on an employee’s position. All employees are required to be familiar with our Code of Corporate Conduct, which covers among other things, accuracy in keeping our books and records.

•

As part of our Insider Trading and Tipping Policy, we prohibit all hedging transactions involving Intersil stock so executives and other employees cannot insulate themselves from the effects of poor Intersil stock price performance.

•

Our CEO and CFO are subject to minimum stock ownership requirements that are designed to ensure that a meaningful portion of their net worth consists of Intersil stock. The Compensation Committee believes that this reduces their incentive to engage in excessively risky behavior.

•

Intersil applies a Clawback Policy to all our executive officers. The Clawback Policy remains in full force and affect for a period of three years after an executive officer leaves Intersil. The Clawback procedures would be activated in the event of a restatement of financial results due to material non-compliance with reporting requirements under securities laws.

COMPENSATION COMMITTEE REPORT

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis and, based on this review and discussion, recommends to the Board that the Compensation Discussion and Analysis be incorporated by reference in Intersil’s annual report on Form 10-K for the fiscal year ended January 2, 2015 and included in this Proxy Statement.

COMPENSATION COMMITTEE

James A. Urry, Committee Chair
James V. Diller
Gregory Lang
Donald Macleod
Forrest E. Norrod

SUMMARY COMPENSATION

The following table sets forth information regarding compensation for the 2014, 2013 and 2012 fiscal years for our NEOs.

Name and	Calendar	Salary	Bonus	Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Principal Position	Year	$ [1]	$ [2]	$ [3]		$ [3]		$ [4]	$ [5]	$
Necip Sayiner	2014	664,632		3,803,434	[8]			849,914	194,853	5,512,833
President and	2013	509,551		6,863,050	[7]			569,385	100,319	8,042,305
Chief Executive Officer

Richard Crowley	2014	384,242		847,740	[8]			274,819	13,927	1,520,728
Senior Vice President and	2013	99,618		1,121,000				83,877	289	1,304,784
Chief Financial Officer

Gerald J. Edwards	2014	356,660		740,367	[8]			245,081	29,517	1,371,625
Senior Vice President,						
Worldwide Operations
and Technology

Thomas C. Tokos	2014	331,625		423,107	[8]			213,952	60,041	1,028,725
Senior Vice President,
General Counsel

Roger Wendelken	2014	359,079		847,740	[8]			255,105	12,473	1,474,397
Senior Vice President,
Worldwide Sales

Andrew M. Cowell	2014	384,242		793,241	[8]			302,265	38,575	1,518,323
Senior Vice President	2013	380,205		671,400	[7]			270,369	25,266	1,347,240
and GM Mobile Power	2012	338,511		412,611	[6]	403,890	[6]	51,475	11,574	1,218,061
Products

Mark A. Downing	2014	342,750		793,241	[8]			274,209	144,853	1,555,053
Senior Vice President	2013	191,551		1,144,800	[7]			154,357	36,651	1,527,359
Corporate Strategy and GM
Infrastructure Power Products

[1] These amounts represent the total amount of base salary earned for the applicable year.

[2] This amount represents performance bonuses paid to the Named Executive Officers. No performance bonuses were paid to NEOs in 2014.

[3] These amounts represent the grant-date fair value of equity-based awards granted by the Company during each indicated year, determined in accordance with FASB ASC Topic 718.   For a detailed discussion of our grant-date fair value calculation methodology, including assumptions and estimates inherent therein, please refer to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended January 2, 2015 filed with the SEC on February 12, 2015.

[4] These amounts represent incentive plan payouts as part of the Executive Incentive Plan described in the CD&A.

[5] These amounts represent additional compensation related to benefits and perquisites received by the Named Executive Officers including 401(k) matching contributions, life insurance, executive tax preparation, executive physicals, dividends and aggregate fiscal year earnings on the Non-Qualified Deferred Compensation Plan. See section on "Other Compensation" documented in the CD&A.  The perquisites pertaining to executive tax preparation and executive physicals were discontinued in 2013.

[6] If the 2012 MSUs paid out at their maximum amount of 150% of target, the grant date value of each Named Executive Officer's 2012 MSUs would increase as follows:

	2012 MSU Options			2012 MSU DSUs
Named Executive Officer	Minimum	At Target	At Maximum	Minimum	At Target	At Maximum
Andrew M. Cowell	0	214,093	321,140	0	166,817	250,226

It has been determined that the 2012 MSUs/MSOs will likely payout at 70%.

[7] If the 2013 MSUs paid out at their maximum amount of 200% of target, the grant date value of each Named Executive Officer’s 2013 MSU would increase as follows:

	2013 MSU DSUs
Named Executive Officer	Minimum	At Target	At Maximum
Necip Sayiner*	0	3,234,510	4,980,002
Andrew M. Cowell	0	336,200	672,400
Mark A. Downing	0	535,200	1,070,400

*Dr. Sayiner's 2013 MSU grant has a maximum payout of 666,667 shares.

[8] If the 2014 MSUs paid out at their maximum amount of 200% of target, the grant date value of each Named Executive Officer’s 2014 MSU would increase as follows:

	2014 MSU DSUs
Named Executive Officer	Minimum	At Target	At Maximum
Necip Sayiner	0	2,431,428	4,862,856
Richard Crowley	0	453,840	907,680
Roger Wendelken	0	453,840	907,680
Gerald J. Edwards	0	391,371	782,742
Thomas C. Tokos	0	224,109	448,218
Andrew M. Cowell	0	419,246	838,492
Mark A. Downing	0	419,246	838,492

In 2014,  our NEOs received miscellaneous compensation as follows:

Other Compensation

NEO	401(k) Match ($)	Company Paid Life Insurance Premium ($)	Dividends Paid ($)	Other ($)		Aggregate Earnings of NQDC ($)	Total ($)
Necip Sayiner	1,477	1,248	51,960	140,168	[1]	-	194,853
Richard Crowley	854	1,073	12,000	-		-	13,927
Gerald J. Edwards	10,499	1,006	18,012	-		441	29,517
Thomas C. Tokos	13,797	853	45,390	-		-	60,041
Roger Wendelken	667	1,006	10,800	-		-	12,473
Andrew M. Cowell	16,454	1,073	21,048	-		-	38,575
Mark A. Downing	11,972	1,059	9,600	122,223	[2]	(3,306)	144,853

[1] Dr. Sayiner received $140,168 in relocation assistance associated with his move from Texas to California.

[2] Mr. Downing received $122,223 in relocation assistance associated with his move from Texas to California.

Grants of Plan Based Awards

The following table sets forth information regarding plan-based grants awarded to our NEOs in fiscal year 2014:

GRANTS OF PLAN BASED AWARDS
		Estimated Future Payouts Under			Estimated Future Payouts Under Equity Incentive Plan Awards							All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name and		Non-Equity Incentive Plan Awards $ [1]			Stock Awards [2]				Option Awards			or Units #	Underlying	Awards	Awards
Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum(#)		Threshold (#)	Target (#)	Maximum(#)	[4]	Options #	($/share)	($) [5]

Necip Sayiner			784,000	1,372,000							
President and	04/01/2014					108,759	217,518								1,592,232
Chief Executive Officer	04/01/2014											104,494			1,372,006
	08/05/2014					99,667	199,334	[3]							839,196

Richard Crowley			277,500	485,625										
Senior Vice President and	04/01/2014					31,000	62,000								453,840
Chief Financial Officer	04/01/2014											30,000			393,900

Gerald J. Edwards			258,750	452,813										
Senior Vice President,	04/01/2014					26,733	53,466								391,371
Worldwide Operations	04/01/2014											26,580			348,995
and Technology

Thomas C. Tokos			192,300	336,525										
Senior Vice President,	04/01/2014					15,308	30,616								224,109
General Counsel	04/01/2014											15,156			198,998

Roger Wendelken			259,732	454,531			
Senior Vice President,	04/01/2014					31000	62,000								453,840
Worldwide Sales	04/01/2014											30,000			393,900

Andrew M. Cowell			277,500	485,625										
Senior Vice President and GM	04/01/2014					28,637	57,274								419,246
Mobile Power Products	04/01/2014											28,484			373,995

Mark A. Downing			260,863	456,510										
Senior Vice President,	04/01/2014					28,637	57,274								419,246
Corporate Strategy and GM	04/01/2014											28,484			373,995
Infrastructure Power Products

[1] These amounts represent each Named Executive Officer’s target and maximum cash payouts under our Executive Incentive Plan for 2014. The actual bonuses paid to the Named Executive Officers under the Executive Incentive Plan with respect to 2014 are reported in the "Non Equity Incentive Plan Compensation" column in the Summary Compensation Table.

[2] Represents DSUs granted to the Named Executive Officers under our Market Stock Units Program in 2014.  These awards will be earned only if the TSR targets are achieved as described in the CD&A.  In addition, to the extent that an award is earned in whole or in part, the award will vest 100% on April 1, 2017, subject to continued employment on such date.  These awards were granted under our 2008 Equity Plan.  Dividend equivalents will accrue during the vesting period and, if applicable, will be paid out following the vesting date or the expiration of the deferral period. The maximum number of shares that can be received upon vesting is 200% of the original award.  The minimum or threshold is 0%.

[3] This amount represents a non-standard MSU grant made to Dr. Sayiner with the same performance period as his 2013 grants.  Details can be found in the CD&A under our description of our 2014 MSUs.

[4] This amount represents deferred stock units granted under the 2008 Equity Plan.  Each of these awards has a  four year annual vesting schedule. Dividend equivalents will accrue during the vesting period and will be paid out following the vesting date.

[5] For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please refer to our Annual Report on Form 10-K for the year ended January 2, 2015 filed with the SEC on February 12, 2015.

Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information with respect to the unexercised options and other equity-based awards previously awarded to the NEOs, as of January 2, 2015:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
	Option Awards							Stock Awards
Name and Principal Position	Grant Date [1]	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unvested Options	Option Exercise Price ($)	Option Expiration Date		Grant Date [2]	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares Units or Other Rights that Have Not Vested (#)	Market Value or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Necip Sayiner								4/1/2013	324,750	4,780,320		-
President								4/1/2013			433,000	6,373,760	[4]
and Chief								4/1/2014	104,494	1,538,152		-
Executive								4/1/2014			108,759	1,600,932	[6]
Officer								8/5/2014			99,667	1,467,098	[7]

Richard Crowley								10/1/2013	75,000	1,104,000		
Senior Vice								4/1/2014	30,000	441,600		
President and								4/1/2014			31,000	456,320	[6]
Chief Financial
Officer

Gerald J. Edwards	12/1/2011	82,500	27,500		10.82	12/01/18		12/1/2011	9,175	135,056		
Senior Vice	4/2/2012	7,768	3,532		11.22	4/2/2019		4/2/2012	1,750	25,760		
President,	4/2/2012			70,667	11.22	4/2/2016	[3]	4/2/2012			21,836	321,426	[3]
Worldwide								4/1/2013	24,750	364,320		
Operations								4/1/2013			34,000	500,480	[4]
and Technology								4/1/2014	26,580	391,258		
								4/1/2014			26,733	393,510	[6]

Thomas C. Tokos	4/1/2008	35,000			26.42	4/1/2015		4/1/2011	2,938	43,247		
Senior Vice	4/1/2009	40,000			12.02	4/1/2016		4/2/2012	7,000	103,040		
President,	4/1/2010	40,000			14.80	4/1/2017		4/2/2012			16,340	240,525	[3]
General Counsel	4/1/2011	33,093	2,207		12.35	4/1/2018		4/1/2013	17,250	253,920		
	4/2/2012	30,937	14,063		11.22	4/2/2019		4/1/2013			24,000	353,280	[4]
	4/2/2012			52,882	11.22	4/2/2019	[3]	4/1/2014	15,156	223,096		
								4/1/2014			15,308	225,334	[6]

Roger Wendelken								11/1/2013	67,500	993,600		
Senior Vice								4/1/2014	30,000	441,600		
President,								4/1/2014			31,000	456,320	[6]
Worldwide Sales

Andrew M. Cowell	6/1/2011	65,625	9,375		13.75	6/1/2018		6/1/2011	7,500	110,400		
Senior Vice	4/2/2012	26,125	11,875		11.22	4/2/2019		4/2/2012	6,350	93,472		
President and	4/2/2012			77,012	11.22	4/2/2019	[3]	4/2/2012			23,797	350,292	[3]

GM Mobile	6/1/2012	20,000	12,000		10.33	6/1/2019	6/1/2012	5,000	73,600		
Power Products							4/1/2013	30,000			
							4/1/2013			41,000	603,520	[4]
							4/1/2014	28,484	419,284		
							4/1/2014			28,637	421,537	[6]

Mark A. Downing							5/1/2013	60,000	883,200		
Senior Vice							5/1/2013			80,000	1,177,600	[5]
President,							4/1/2014	28,484	419,284		
Corporate Strategy							4/1/2014			28,637	421,537	[6]
and GM
Infrastructure
Power Products

[1] Options awarded prior to 2011 are fully vested.  The vesting schedules of the unvested options are as follows:

Grant Date	Vesting Schedule	Remaining Vesting Dates
4/1/2011	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.	4/1/2015
6/1/2011	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.	3/1/2015, 6/1/2015
12/1/2011	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.	3/1/2015, 6/1/2015, 9/1/2015, 12/1/2015
4/2/2012	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.	4/2/2015, 7/2/2015, 10/2/2015, 1/2/2016, 4/2/2016
6/1/2012	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.	3/1/2015, 6/1/2015, 9/1/2015, 12/1/2015, 3/1/2016, 6/1/2016

[2] The vesting schedules for the Stock and Unit awards are as follows:

Grant Date	Vesting Schedule	Remaining Vesting Dates
4/1/2011	25% on each of four anniversary dates.	4/1/2015
6/1/2011	25% on each of four anniversary dates.	6/1/2015
12/1/2011	25% on each of four anniversary dates.	12/1/2015
4/2/2012	25% on each of four anniversary dates.	4/2/2015, 4/2/2016
6/1/2012	25% on each of four anniversary dates.	6/1/2015, 6/1/2016
4/1/2013	25% on each of four anniversary dates.	4/1,2015, 4/1/2016, 4/1/2017
5/1/2013	25% on each of four anniversary dates.	5/1/2015, 5/1/2016, 5/1/2017
10/1/2013	25% on each of four anniversary dates.	10/1,2015, 10/1/2016, 10/1/2017

[3] These equity awards were granted on April 2, 2012 and fully vest on April 2, 2015.  Payout level is not currently determinable and therefore these awards are disclosed at target as of the value of the closing stock price at fiscal year end which was $14.72.

[4] These equity awards were granted on April 1, 2013 and fully vest on April 1, 2016.  Payout level is not currently determinable and therefore these awards are disclosed at target as of the value of the closing stock price at fiscal year end which was $14.72.

[5] These equity awards were granted on May 1, 2013 and fully vest on April 1, 2016.  Payout level is not currently determinable and therefore these awards are disclosed at target as of the value of the closing stock price at fiscal year end which was $14.72.

[6] These equity awards were granted on April 1, 2014 and fully vest on April 1, 2017.  Payout level is not currently determinable and therefore these awards are disclosed at target as of the value of the closing stock price at fiscal year end which was $14.72.

[7] This equity awards was granted on August 5, 2014 and fully vest on April 1, 2016.  Full discussion of this grant can be found in the CD&A under the description of our 2014 MSU program. Payout level is not currently determinable and therefore these awards are disclosed at target as of the value of the closing stock price at fiscal year end which was $14.72.

Option Exercises and Stock Vested

The following table sets forth information regarding the number of shares of stock acquired by the NEOs upon the vesting of certain of their outstanding stock awards during the 2014 fiscal year, as well as the value of such vesting:

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares		Value
Name and	Acquired on	Realized	Acquired on		Realized
Principal Position	Exercise (#)	on Exercise ($)	Vesting (#)		on Vesting ($)
Necip Sayiner			108,250	[1]	1,421,323
President and
Chief Executive Officer

Richard Crowley			25,000	[2]	341,875
Senior Vice President and
Chief Financial Officer

Gerald J. Edwards			8,250	[1]	108,323
Senior Vice President,			875	[3]	11,690
Worldwide Operations			9,175	[4]	120,009
and Technology

Thomas C. Tokos			12,750	[5]	170,978
Senior Vice President,
General Counsel

Roger Wendelken			22,500	[6]	299,025
Senior Vice President,
Worldwide Sales

Andrew M. Cowell			10,000	[1]	131,300
Senior Vice President and			3,175	[7]	42,418
GM Mobile Power Products			2,500	[8]	35,175
			7,500	[9]	105,525

Mark A. Downing			20,000	[10]	257,400
Senior Vice President,
Corporate Strategy and GM
Infrastructure Power Products

[1] These shares were granted on April 1, 2013 and vested on April 1, 2014.

[2] These shares were granted on October 1, 2013 and vested on October 1, 2014.

[3] These shares were granted on April 2, 2011 and vested on April 2, 2014.

[4] These shares were granted on December 1, 2011 and vested on December 1, 2014.

[5] These performance-based shares were granted on April 3, 2006 and vested on April 3, 2009 with a payout of 150%.  Mr. Tokos deferred receipt of these shares which were released on April 3, 2014.

[6] These shares were granted on November 1, 2013 and vested on November 1, 2014.

[7] These shares were granted on April 2, 2012 and vested on April 2, 2014.

[8] These shares were granted on June 1, 2012 and vested on June 1, 2014.

[9] These shares were granted on June 1, 2011 and vested on June 1, 2014.

[10] These shares were granted on May 1, 2013 and vested on May 1, 2014.

Non-Qualified Deferred Compensation

NON-QUALIFIED DEFERRED COMPENSATION PLAN [1]

	Aggregate	Aggregate
Name and	Earnings at	Balance at
Principal Position	January 2, 2015 ($) [2]	January 2, 2015 ($)

Gerald J. Edwards	441	21,040
Senior Vice President, Worldwide
Operations and Technology

Mark A. Downing	(3,306)	74,853
Senior Vice President, Corporate Strategy and
GM Infrastructure Power Products

[1] See "Other Compensation" for a full description of this plan.

[2] These amounts represent the unrealized gain or loss at the end of the fiscal year based upon the individual Named Executive Officer's non-qualified deferred compensation plan investment elections. We do not provide any interest to the executive on amounts deferred.

POTENTIAL PAYMENTS AND BENEFITS UPON CERTAIN TERMINATIONS

Upon certain types of terminations of employment, NEOs may receive severance benefits. Our NEOs may be entitled to severance and/or change-in-control benefits in accordance with their change-in-control severance agreements, pursuant to the terms of their equity awards or at the discretion of the Board. The Compensation Committee determined it was necessary to provide benefits to the NEOs in the event of a termination due to a change-in-control. This helps ensure their commitment and tenure, especially in the event of an ongoing negotiation where their leadership would be necessary during the process of the change-in-control. All deferred compensation under the DCP will be paid in full upon any termination of employment or change-in-control if elected by the executive.

Necip Sayiner

Dr. Sayiner may be entitled to severance benefits in certain circumstances upon termination of his employment.  In order to receive these benefits, he must execute a release of claims against Intersil.

If Dr. Sayiner’s employment with us is terminated for cause (as defined in his Agreement) or if he resigns voluntarily, he will not be entitled to any cash severance benefits, accelerated vesting of any shares of restricted stock, MSUs, stock options, MSOs or other equity compensation or post-termination death or medical benefits.

If Dr. Sayiner is terminated by reason of death or disability, he and his estate are entitled to receive:

(i)	a lump sum severance payment equal to twelve (12) months of his base salary;
(ii)	a pro-rata portion (based on the number of days Dr. Sayiner was employed in the calendar year of his termination) of a payment of $736,000;
(iii)	additional vesting service credit for the twelve-month period commencing on the date of his death or disability with respect to all time-based awards; and
(iv)	with respect to awards granted under the MSU Program that are unvested but have been earned, full vesting of such awards.
(v)

With respect to awards granted under the MSU Program that have not been earned because the performance period is still in progress, the unvested awards will be vested, if at all, only to the extent the applicable performance levels are achieved through the date of such termination and payment will be prorated based upon the number of days that have passed since the MSUs were granted until the date of the termination divided by the entire performance period.

(vi)	Dr. Sayiner’s stock options will also remain exercisable for the lesser of 12 months following his death or disability or until the stated term of the option.

If Dr. Sayiner’s employment is terminated by Intersil without cause (as defined in his Agreement) or if Dr. Sayiner terminates his employment because of an adverse change in his compensation, title or duties, or status as a director, or because we fail to cure our material breach of his Agreement, in any case, not in connection with a change in control, he is entitled to receive:

(i)	the continued payment of his base salary for two years;
(ii)	four payments of $368,000 payable within 30 days of each of the first two March 1st and September 1st dates following his termination of employment;
(iii)	Full vesting of his initial new hire award of 433,000 time-based DSUs;
(iv)

accelerated vesting of any other time-based awards in an amount equal to the amount that would have vested over the eighteen (18) month period commencing on the date of his termination (but in no event shall any such award be less than 50% vested upon such a termination); and

(v)	with respect to performance-based awards granted under the MSU Program that are unvested but have been earned, full vesting of such awards.
(vi)

With respect to performance-based awards granted under the MSU Program that have not been earned because the performance period is still in progress, the unvested awards will be vested, if at all, only to the extent the applicable performance levels are achieved through the date of such termination and payment will be prorated based upon the number of days that have passed since the MSUs were granted until the date of the termination divided by the entire performance period.

(vii)

If eligible, the ability to participate, along with his spouse, in Intersil’s retiree medical plan with premiums being paid by us until such time as he or his spouse becomes eligible for Medicare or becomes covered under another employer’s medical plan;

(viii)

reimbursement for certain of his and his covered dependents’ life insurance premiums until the earlier of one year following his termination of employment or the term of his employment agreement expires; and

(ix)	continued health coverage, at our expense, for a period of one (1) year following his termination, if he does not qualify to participate in our retiree medical plan.

Change-in-Control Severance Benefits Agreements

We have entered into Change-in-Control Severance Benefits Agreements (the “CiC Agreements”) with Dr. Sayiner as well as our NEOs. The CiC Agreements continue as long as the executive is employed with us; however, if a change-in-control occurs, the CiC Agreements are effective for a period of two and one half years from the date of termination following the change in control. The CiC Agreements are intended to provide for continuity of management in the event of a change in control. Executives would be entitled to certain severance benefits in the event that their employment is terminated for certain reasons following a change-in-control. Specifically, if during the twelve month period following a change in control, the executive is terminated for any reason, other than for death, disability or for cause, or if such executive voluntarily terminates his or her employment because of an adverse change in his or her compensation, title, duties or location of employment, or because we fail to continue a benefit plan (including equity-based plans) without substituting a comparable range of benefits, or because we fail to cure our material breach of the agreement, or because we fail to have any successor agree to assume the terms of the agreement, then the executive will receive certain severance benefits, as described below.

Under the CiC Agreements, a change-in-control would generally include each of the following events:

•	a merger, liquidation or sale of substantially all of our assets;
•	the acquisition by a person or group of 25% or more of our voting securities; or
•	the replacement of a majority of our directors during a two-year period.

Under Dr. Sayiner’s CiC Agreement, he is entitled to receive, subject to his execution of a release of claims:

(i)	the continued payment, for two years following the termination, of his base salary in effect at the time of termination or the time of the change-in-control, whichever is higher;
(ii)	Four (4) payments equal to $368,000 each payable within 30 days of each of the first two March 1st and September 1st dates following his termination of employment;
(iii)

eligibility to participate, along with his spouse, in our retiree medical plan with premiums being paid by us until such time as he or his spouse becomes eligible for Medicare or becomes covered under another employer’s medical plan;

(iv)	reimbursement for certain of his and his covered dependents’ life insurance premiums for a period of two (2) years; and
(v)	continued health coverage, at our expense, for a period of one (1) year following his termination, if he does not qualify to participate in our retiree medical plan.

In addition, all restrictions on restricted stock and time-based DSUs awarded to Dr. Sayiner would lapse and all unvested time-based options granted to him would vest and remain exercisable 24 months following his termination (but not in excess of the stated term of the option). With respect to performance-based awards granted to Dr. Sayiner under the MSU Program that are unvested but have been earned, such awards shall vest in full.  With respect to performance-based awards granted to Dr. Sayiner under the MSU Program that have not been earned because the performance period is still in progress, such awards shall vest in full, if at all, only to the extent the applicable performance levels are achieved through the date of the change-in-control. If the benefits payable to Dr. Sayiner, under his CiC Agreement, are ‘parachute payments’ subject to the excise tax imposed by Section 4999 of the Code, the benefits payable to him may be reduced if such a reduction results in Dr. Sayiner receiving a greater net after-tax amount than if such benefits were not reduced.

Under the CiC Agreements for Messrs. Crowley, Cowell, Downing, Tokos and Wendelken, each executive would be eligible to receive, subject to their execution of a release:

(i)	their targeted cash bonus, prorated through the date of termination;
(ii)

a lump sum payment equal to one hundred percent (100%) of the sum of their base salary (at the rate in effect at the time of termination or the time of the change-in-control, whichever is higher) and target annual bonus for the year of termination;

(iii)

continued participation in our medical plan and other welfare benefit plans (on the same terms and conditions as were in effect at the date of termination, including provisions regarding the cost of such participation to the executive) for one year and reimbursements for any taxes incurred by them in connection with the receipt of such benefits; and

(iv)	full accelerated vesting of all of their time-based stock options and DSUs.

With respect to performance-based awards granted under the MSU Program that are unvested but have been earned, such awards shall vest to the extent so earned. With respect to performance-based awards granted under the MSU Program that have not been earned because the performance period is still in progress, such awards shall vest only to the extent the applicable performance levels are achieved through the date of the change-in-control.

In addition, the NEOs hired prior to 2011 are entitled to receive a payment for certain taxes in the event that any portion of their payments are taxable under Section 4999 of the Internal Revenue Code as amended. However, we are not including such a payment provision for the NEOs hired post 2011.

Potential Severance Payments and Benefits Upon Certain Terminations in Connection with Change in Control

Each NEO would be entitled to receive the following estimated benefits if his or her employment is terminated in connection with a change-in-control under the circumstances described above. The table below reflects the amount that would be payable under the various arrangements assuming that the change of control and termination occurred on January 2, 2015. Actual amounts may differ.

Estimated Current Value of Termination Benefits - Change in Control
If Named Executive Officers were Terminated on January 2, 2015
			Early	Early	Early	Early
	Severance		Vesting of	Vesting of	Vesting of	Vesting of
	Amount		Restricted	Stock	Performance	Performance
Name and	Cash		Shares	Options	Options	Shares	Other		Total
Principal Position	$		$ [1]	$ [1]	[2]	$ [2]	$		$

Necip Sayiner	2,752,000	[3]	6,318,472			11,734,797	50,521	[5]	20,855,790
President and
Chief Executive Officer

Richard Crowley	647,500	[4]	1,545,600			547,584	23,214	[6]	2,763,898
Senior Vice President, and
Chief Financial Officer

Gerald J. Edwards	607,250	[4]	781,338	119,609		472,212	40,185	[6]	2,020,594
Senior Vice President, Worldwide
Operations and Technology

Thomas C. Tokos	515,200	[4]	580,056	54,448	129,561	1,054,871	49,886	[6]	2,384,021
Senior Vice President,
General Counsel

Roger Wendelken	607,250	[4]	1,435,200			547,584	34,308	[6]	2,624,342
Senior Vice President,
Worldwide Sales

Andrew M. Cowell	647,500	[4]	954,356	98,789	188,679	1,582,284	46,353	[6]	3,517,962
Senior Vice President and GM
Mobile Power Products

Mark A. Downing	638,750	[4]	1,302,484			2,318,995	30,771	[6]	4,291,000
Senior Vice President,
Corporate Strategy and GM
Infrastructure Power Products

[1] These amounts represent the full vesting of all outstanding time-based stock awards and stock options which would be fully vested at the time of a change in control termination.  The calculation above is based on the intrinsic value to each executive based upon a closing stock price of $14.72 on January 2, 2015.

[2] This amount represents the payout of all outstanding performance-based stock awards which would be fully vested and paid out based on the Company’s performance for the quarter-end preceding the change in control termination. This represents a 70% payout on the 2012 MSUs, a 153.97% payout on the 2013 MSUs and a 120% payout on the 2014 MSUs.  This also represents a 0% payout on Dr. Sayiner's 2014 supplemental grant.

[3] This amount represents (a) two years of continued payment of Dr. Sayiner’s base salary in effect at the time of termination, and (b) four payments of $368,000 of Dr. Sayiner's base salary payable within 30 days of each of the first two March 1st and September 1st dates following Dr. Sayiner's termination of employment.

[4] This amount represents the sum of each such Named Executive Officer’s annual base salary and a pro-rata target bonus.

[5] This amount represents (i) the present value of post-termination medical coverage for Dr. Sayiner for one year, (ii) Dr. Sayiner’s accrued and unused vacation as of January 2, 2015, and (iii) two years of reimbursements for life insurance premiums.

[6] This amount represents (i) one year of post-termination medical coverage, and (ii) each such Named Executive Officer’s accrued and unused vacation as of January 2, 2015.

Potential Severance Benefits—Without Cause or Involuntary Termination (Not in Connection with a Change in Control)

The change-in-control severance agreements for the NEOs address only their termination of employment following a change in control. Only Dr. Sayiner, pursuant to his 2013 employment agreement, is contractually entitled to severance benefits in the event of a termination prior to a change in control. The table below represents the severance benefits available to Dr. Sayiner in the event of an involuntary termination for good reason or a termination without cause; in either case, not in connection with a change in control. The table reflects the amount that would be payable under Dr. Sayiner’s 2013 employment agreement as amended assuming that the termination occurred on January 2, 2015.  Actual amounts may differ.

Estimated Current Value of Termination Benefits - Without Cause or Involuntary
If Named Executive Officers were terminated on January 2, 2015
			Early	Early	Early
		Severance	Vesting of	Vesting of	Vesting of
		Amount	Restricted	Stock	Performance
Name and	Fiscal	Cash	Shares	Options	Shares	Other	Total
Principal Position	Year	$ [1]	$ [2]	$ [2]	$ [3]	$ [4]	$
Necip Sayiner
President and Chief Executive Officer	2014	2,752,000	3,955,956		4,653,694	49,561	11,411,211

[1] This amount represents (a) two years of continued payment of Dr. Sayiner’s base salary in effect at the time of termination, and (b) four payments of $368,000 of Dr. Sayiner's base salary payable within 30 days of each of the first two March 1st and September 1st dates following Dr. Sayiner's termination of employment.

[2] These amounts represent 18 months accelerated vesting of all unvested stock option grants and non-performance restricted stock awards for Dr. Sayiner.  The calculation above is based on our closing stock price of $14.72 on January 2, 2015.

[3] This amount represents the prorated vesting based on the number of days that have passed in the MSU performance period and based upon the performance level achieved through the date of termination.

[4] This amount represents life insurance premiums for one year and medical coverage for one year following the date of covered termination plus Dr. Sayiner's accrued, unused vacation as of January 2, 2015.

Severance Benefits—Death or Disability

The CiC Agreements for the NEOs address only their termination of employment following a change-in-control. The table below represents certain life insurance benefits, equity acceleration and other general amounts that would be payable upon the death or disability of the NEOs. These disclosed amounts are estimates only assuming that termination occurred on January 2, 2015.

Estimated Current Value of Termination Benefits - Death or Disability
If Named Executive Officers were Terminated on January 2, 2015
				Early	Early	Early
			Severance	Vesting of	Vesting of	Vesting of
			Amount	Restricted	Stock	Performance	Life
Name and	Fiscal		Cash	Shares	Options	Shares	Insurance	Other	Total
Principal Position	Year		$	$	$	$	$ [2]	$ [3]	$
Necip Sayiner	2014	[1]	1,376,000	1,977,978		4,653,694	1,000,000	33,416	9,041,088
President and
Chief Executive Officer

Richard Crowley	2014						972,000	8,959	980,959
Senior Vice President and
Chief Financial Officer

Gerald J. Edwards	2014						911,000	24,517	935,517
Senior Vice President,
Worldwide Operations
and Technology

Thomas C. Tokos	2014						773,000	35,631	808,631
Senior Vice President,
General Counsel

Roger Wendelken	2014						911,000	20,053	931,053
Senior Vice President,
Worldwide Sales

Andrew M. Cowell	2014						972,000	37,222	1,009,222
Senior Vice President and GM
Mobile Power Products

Mark A. Downing	2014						959,000	16,517	975,517
Senior Vice President,
Corporate Strategy and GM
Infrastructure Power Products

[1] These amounts represent 12 months of base salary, a pro-rata portion of a payment (based on the number of days Dr. Sayiner was employed in the calendar year of his termination) of $736,000, an additional 12 months of vesting on time-based awards, pro-rated vesting based on the number of days that have passed in the MSU performance period and based upon the performance level achieved through the date of termination.

[2] These amounts reflect the estimated present value of the proceeds, from the Company paid life insurance plan, that are payable to the NEOs' beneficiaries upon the NEO's death.

[3] These amounts represent accrued, unused vacation for each NEO as of January 2, 2015.

DIRECTOR COMPENSATION

The table below represents the stock options and stock awards held by our non-employee directors as of January 2, 2015.

Director	Unvested OptionAwards	Vested Option Awards	Unvested Stock Awards
Robert W. Conn	-	30,000	13,601
James Diller	-	430,000	13,601
Gary E. Gist	-	-	4,001
Mercedes Johnson	-	325,000	10,934
Sohail Khan[1]	35,200	-	10,444
Gregory Lang	-	55,000	13,601
Donald Macleod	-	5,000	13,601
Forrest E. Norrod[1]	35,200	-	10,444
Jan Peeters	-	30,000	13,601
Robert N. Pokelwaldt	-	-	4,001
James A. Urry	-	30,000	13,601

[1] Messrs. Khan and Norrod joined our Board on October 27, 2014.  At that time they each received Initial Grants comprised of 50% stock options and 50% DSUs.

The Compensation Committee has established minimum share ownership requirements for each non-employee director of three times the director’s annual cash compensation. The ownership requirement must be attained within a five-year period from their date of appointment. Director ownership is calculated using the fair value of DSUs granted (vested and unvested) and the cost basis of shares purchased through option exercises or shares purchased in the open market. Consideration is given to the current value (number of shares owned multiplied by the current price at ownership implementation) for shares owned. A recent review of the non-employee directors listed above revealed that each non-employee director has met the 3x ownership requirement goal.

Non-employee directors who are also officers do not receive compensation for their services as directors. The compensation for services as directors is reviewed on an annual basis by the Compensation Committee. The cash compensation structure for our non-employee directors as of January 2, 2015 is as follows:

Director Compensation Table
Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)		All Other Compensation ($)[1]	Total ($)
Robert W. Conn	60,000	120,000	[2]			3,840	183,840
James Diller	62,500	120,000	[2]			3,840	186,340
Gary E. Gist	28,750					3,840	32,590
Mercedes Johnson	57,538	120,000	[2]			3,201	180,739
Sohail Khan[5]	10,875	140,472	[4]	76,736	[3]		151,347
Gregory Lang	56,194	120,000	[2]			3,840	180,035
Donald Macleod	95,769	120,000	[2]			1,920	217,689
Forrest E. Norrod[5]	11,328	140,472	[4]	76,736	[3]		151,800
Jan Peeters	75,000	120,000	[2]			21,920	216,920
Robert N. Pokelwaldt	35,000					3,840	38,840
James A. Urry	70,000	120,000	[2]			18,079	208,079

[1] These amounts represent dividends paid on DSUs in 2014. Dividends paid to Messrs. Peeters and Urry include dividends from their 2006 DSUs which were deferred and released in 2014.

[2] Represents 9,600 DSUs awarded at a price of $12.50 on May 6, 2014. The DSUs will vest 100% on the first anniversary of the date of the award.

[3] Represents 35,200 stock options granted on October 27, 2014 with a strike price of $13.45 and a calculated fair value of $2.18.  The stock options vest 33-1/3% per year on the anniversary of the date of the grant.

[4] Represents a total of 10,444 DSUs awarded to newly elected Directors at a price of $13.45 on October 27, 2014. The total DSU award is comprised of a pro-rated Annual Grant of 4,868 DSUs that will vest 100% the day prior to the next Annual Meeting and an Initial Grant of 5,576 DSUs that will vest 33-1/3% per year on the date of the award.

[5] Messrs. Khan and Norrod joined our Board on October 27, 2014.

EQUITY COMPENSATION PLAN INFORMATION

The table and notes below summarize the status of our equity compensation plans as of January 2, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding Options and Awards	Weighted-average exercise price of outstanding Options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders [1]	10,634,000 [2]	$ 12.65	21,085,000 [3]

[1] Includes Intersil’s 2008 Equity Compensation Plan, 1999 Equity Compensation Plan, 2009 Option Exchange Plan and the Employee Stock Purchase Plan.

[2] Represents 5,383,000 shares that may be issued upon exercise of outstanding options, and 5,251,000 awards that may be issued upon vesting of stock awards.

[3] Includes 2,989,000 shares available for future issuance under the Employee Stock Purchase Plan and 18,096,000 shares under The 2008 Equity Compensation Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND DIRECTORS AND OFFICERS

The following table sets forth information as of February 25, 2015 with respect to shares of each class of common stock beneficially owned by (i) each person or group that is known to be the beneficial owner of more than 5% of each class of outstanding common stock, (ii) each Director and NEO and (iii) all Directors and executive officers as a group. Unless otherwise specified, all shares are directly held.

The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has voting or investment power.

Unless otherwise indicated below, the address for each beneficial owner listed in the table is c/o Intersil Corporation, 1001 Murphy Ranch Road, Milpitas, CA 95035.

	Class A Common Stock
	Shares Beneficially Owned	Percent [1]
FMR LLC[2]	13,596,493	10.45%
Blackrock, Inc.[3]	10,369,005	8.20%
The Vanguard Group, Inc.[4]	8,039,244	6.18%
RidgeWorth Capital Management LLC[5]	7,819,275	6.01%
Dimensional Fund Advisors LP[6]	7,353,199	5.65%
James V. Diller[7]	917,432	*
Mercedes Johnson[8]	357,000	*
Thomas C. Tokos[9]	335,380	*
Andrew M. Cowell[10]	274,732	*
Necip Sayiner[11]	195,058	*
Gerald J. Edwards[12]	132,751	*
James A. Urry[13]	108,690	*
Donald Macleod[14]	85,332	*
Robert W. Conn[15]	77,952	*
Jan Peeters[16]	76,666	*
Gregory Lang[17]	74,933	*
Richard Crowley[18]	24,593	*
Roger Wendelken[19]	23,448	*
Mark A. Downing[20]	21,681	*
Sohail Khan[21]	4,868	*
Forrest E. Norrod[22]	4,868	*
All directors and executive officers as a group (16 persons)	2,715,384	2.10%

*Less than 1% of the outstanding Class A Common Stock

[1] Percentages are derived using the number of shares of Class A Common Stock outstanding as of February 25, 2015.

[2] Based solely on information obtained from a Schedule 13-G filed by FMR LLC for the period ending December 31, 2014. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

[3] Based solely on information obtained from a Schedule 13-G filed by Blackrock, Inc. for the period ending December 31, 2014. The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

[4] Based solely on information obtained from a Schedule 13-G filed by The Vanguard Group, Inc. for the period ending December 31, 2014.  The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

[5] Based solely on information obtained from a Schedule 13-G filed by RidgeWorth Capital Management LLC as parent company for Ceredex Value Advisors LLC and Certium Asset Management LLC for the period ending December 31, 2014. The address of RidgeWorth Capital Management LLC is 3333 Piedmont Road, Northeast, Suite 1500, Atlanta, GA 30305.

[6] Based solely on information obtained from a Schedule 13-G filed by Dimensional Fund Advisors, LP for the period ending December 31, 2014. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.  Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”).  In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds.  In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds.  However, all securities reported in the Schedule 13-G filed by Dimensional Fund Advisors LP for the period ending December 31, 2014, are owned by the Funds.  Dimensional disclaims beneficial ownership of such securities.  In addition, the filing of the Schedule 13-G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by the Schedule 13-G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

[7] Includes 484,765 shares owned by the James V. Diller & June P. Diller Trust. Also includes 430,000 shares subject to options exercisable within 60 days of February 25, 2015 and 2,667 DSUs that will vest within 60 days of February 25, 2015.

[8] Includes 30,666 shares held by Ms. Johnson.  Also includes 325,000 shares subject to options exercisable within 60 days of February 25, 2015 and 1,334 DSUs that will vest within 60 days of February 25, 2015.

[9] Includes 66,131 shares held by Mr. Tokos. Shares held also include 26,062 shares associated with DSU awards that Mr. Tokos has elected to defer for a period of five years from the date of vest for each deferred award. In addition, Mr. Tokos’ ownership includes 184,050 shares subject to options exercisable within 60 days of February 25, 2015 and 15,977 DSUs that will vest within 60 days of February 25, 2015.  Mr. Tokos also has 52,882 performance-based MSOs which will become exercisable within 60 days of February 25, 2015 and 16,340 performance-based MSUs that will vest within 60 days of February 25, 2015 contingent upon Company performance.  These MSOs and MSUs are eligible for a maximum payout of 150% or a minimum payout of zero percent.

[10] Includes 32,814.72 shares held by Mr. Cowell.  Shares held also include 120,812 shares subject to options exercisable within 60 days of February 25, 2015 and 20,296 DSUs that will vest within 60 days of February 25, 2015.  Mr. Cowell also has 77,012 performance-based MSOs which will become exercisable within 60 days of February 25, 2015 and 23,797 performance-based MSUs that will vest within 60 days of February 25, 2015 contingent upon Company performance.  These MSOs and MSUs are eligible for a maximum payout of 150% or a minimum payout of zero percent.

[11] Includes 60,685 shares held by Dr. Sayiner.  Shares held also include 134,373 DSUs that will vest within 60 days of February 25, 2015.

[12] Includes 23,541 shares held by Mr. Edwards.  Shares held also include 7,582 shares subject to options exercisable within 60 days of February 25, 2015 and 9,125 DSUs that will vest within 60 days of February 25, 2015.  Mr. Edwards also has 70,667 performance-based MSOs which will become exercisable within 60 days of February 25, 2015 and 21,836 performance-based MSUs that will vest within 60 days of February 25, 2015 contingent upon Company performance.  These MSOs and MSUs are eligible for a maximum payout of 150% or a minimum payout of zero percent.

[13] Includes 76,023 shares held by Mr. Urry. Shares held also include 22,667 shares associated with DSU awards that Mr. Urry has elected to defer for a period of five years from the date of vest for each deferred award.  In addition, Mr. Urry’s ownership includes 30,000 shares subject to options exercisable within 60 days of February 25, 2015 and 2,667 DSUs that will vest within 60 days of February 25, 2015.

[14] Includes 78,999 shares held by Donald Macleod and. Mary L, Macleod as Trustees of The Macleod Family Trust dated 1/31/05.  Mr. Macleod’s ownership also includes 5,000 shares subject to options exercisable within 60 days of February 25, 2015 and 1,333 DSUs that will vest within 60 days of February 25, 2015.

[15] Includes 45,285 shares held by Dr. Conn.  Dr. Conn’s ownership also includes 30,000 shares subject to options exercisable within 60 days of February 25, 2015 and 2,667 DSUs that will vest within 60 days of February 25, 2015.

[16] Includes 43,999 shares held by Mr. Peeters. Mr. Peeter’s ownership also includes 6,667 shares associated with DSU awards that Mr. Peeters has elected to defer for a period of five years from the date of vest for each deferred award. In addition, Mr. Peeter’s ownership includes 30,000 shares subject to options exercisable within 60 days of February 25, 2015 and 2,667 DSUs that will vest within 60 days of February 25, 2015.

[17] Includes 17,266 shares held by Mr. Lang. Also includes 55,000 shares subject to options exercisable within 60 days of February 25, 2015 and 2,667 DSUs that will vest within 60 days of February 25, 2015.

[18] Includes 17,092.87 shares held by Mr. Crowley.  Shares held also include 7,500 DSUs that will vest within 60 days of February 25, 2015.

[19] Includes 15,948.03 shares held by Mr. Wendelken.  Shares held also include 7,500 DSUs that will vest within 60 days of February 25, 2015.

[20] Includes 14,560 shares held by Mr. Downing.  Shares held also include 7,121 DSUs that will vest within 60 days of February 25, 2015.

[21] Mr. Khan joined Intersil’s Board of Directors on October 27, 2014.  Shares beneficially owned represents 4,868 deferred stock units that will vest within 60 days of February 25, 2015.

[22] Mr. Norrod joined Intersil’s Board of Directors on October 27, 2014.  Shares beneficially owned represents 4,868 deferred stock units that will vest within 60 days of February 25, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require us to disclose late filings of stock transaction reports by its executive officers, Directors, and ten-percent equity security holders. Based solely on a review of reports filed by us on these individuals’ behalf and written representations from the officers and Directors that no other reports were required, we believe that during the 52 weeks ending January 2, 2015, our officers, Directors and ten-percent equity security holders timely filed all reports they were required to file under Section 16(a).

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Investor Relations, Intersil Corporation, 1001 Murphy Ranch Road, Milpitas, California 95035, Telephone: 1-888-468-3774, E-mail: investor@intersil.com. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

OTHER BUSINESS

We are not aware of any other matters that will be presented for shareholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

By Order of the Board of Directors,

Thomas C. Tokos	Milpitas, California
Senior Vice President, General Counsel and Secretary	March 5, 2015